Exhibit 99.1
Actelion Consolidated Financial Statements
Consolidated Income Statement

		Twelve months ended December 31,
(in CHF thousands, except per share amounts)	Notes	2016

Net revenue
Product sales	23	2,412,198
Contract revenue	4/5/23	5,740
Total net revenue		2,417,938

Operating (expenses)[1]
Cost of sales[2]		(245,537)
Research and development		(568,534)
Selling, general and administration[3]	25	(840,113)
Amortization of acquired intangible assets	13	(54,997)
Total operating (expenses)[3]		(1,709,181)
Operating income[3]		708,757

Interest income (expense), net		1,183
Other financial income (expense), net		2,539
Total financial income (expense)		3,722

Income before income tax benefit (expense)[3]		712,479

Income tax benefit (expense)[3]	6/ 25	(91,363)
Net income[3]		621,116

Less: Net loss attributable to the noncontrolling interests		1,551
Net income attributable to Actelion's shareholders[3]		622,667

Basic net income per share attributable to Actelion's shareholders[3]	7	5.95
Weighted-average number of common shares (in thousands)		104,626

Diluted net income per share attributable to Actelion's shareholders[3]	7	5.78
Weighted-average number of common shares (in thousands)		107,811

[1]Includes stock-based compensation as follows:
Research and development		(27,199)
Selling, general and administration		(38,025)
Total stock-based compensation	20	(65,224)

2Excludes amortization of intangible assets as presented separately.

[3]	Adjusted for subsequent events as of June 14, 2017.
The accompanying notes form an integral part of these consolidated financial statements.

Consolidated Statement of Comprehensive income

Twelve months ended December 31,
(in CHF thousands)	2016

Net income[1]	621,116
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(4,089)
Change of unrecognized components of net periodic benefit costs	5,231
Amortization of components of net periodic benefit costs	1,433
Other comprehensive income (loss), net of tax	2,575

Comprehensive income[1]	623,691

Less: Comprehensive loss attributable to noncontrolling interests	1,551
Comprehensive income attributable to Actelion's shareholders[1]	625,242

1 Adjusted for subsequent events as of June 14, 2017.
The accompanying notes form an integral part of these consolidated financial statements.

Consolidated Balance Sheet

(in CHF thousands, except number of shares)	Notes	December 31, 2016

ASSETS

Current assets
Cash and cash equivalents	8/9	495,380
Trade and other receivables, net	10	445,868
Inventories	11	135,820
Prepaid expenses		84,527
Other current assets[1]	6/9/12/25	37,472
Total current assets[1]		1,199,067

Noncurrent assets
Property, plant and equipment, net	14	350,215
Intangible assets, net	13	382,705
Goodwill	13	135,048
Deferred tax assets	6	20,528
Other noncurrent assets		25,150
Total noncurrent assets		913,646

TOTAL ASSETS[1]		2,112,713

LIABILITIES

Current liabilities
Trade and other payables		83,009
Accrued expenses[1]	15/ 25	525,685
Other current liabilities	2/6/9	40,211
Total current liabilities[1]		648,905

Noncurrent liabilities
Pension liability	18	66,427
Contingent considerations	2	115,630
Other noncurrent liabilities	6	34,312
Total noncurrent liabilities		216,369
Total liabilities[1]		865,274

EQUITY

Actelion's shareholders' equity	19
Common shares (par value CHF 0.50 per share, authorized 147,753,077 and issued 107,761,427 shares in 2016)		53,881
Retained earnings[1]		2,114,170
Treasury shares, at cost		(680,053)
Accumulated other comprehensive income (loss)	21	(236,220)
Total Actelion's shareholders' equity[1]		1,251,778

Equity attributable to noncontrolling interests		(4,339)
Total equity[1]		1,247,439

TOTAL LIABILITIES AND EQUITY[1]		2,112,713

1 Adjusted for subsequent events as of June 14, 2017.
The accompanying notes form an integral part of these consolidated financial statements.

Consolidated Statement of Cash Flows

Twelve months ended December 31,
(in CHF thousands)	2016

Cash flow from operating activities
Net income[1]	621,116
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	87,879
Stock-based compensation, incl. treasury shares to members of Board of Directors	66,166
Excess tax benefits from share-based payment arrangements	(15,097)
Deferred taxes[1]	24,117
Deferred revenue	(354)
(Gains) Losses on derivative instruments	(10,300)
Accretion expense (benefit) on contingent considerations	37,025
Changes in operating assets and liabilities:
Trade and other receivables	(12,433)
Inventories	(73,768)
Trade and other payables	12,575
Accrued expenses[1]	220,118
Changes in other operating cash flow items	(37,514)
Net cash flow provided by (used in) operating activities	919,530

Cash flow from investing activities
Purchase of property, plant and equipment	(32,804)
Purchase of intangible assets	(24,638)
Acquisition of a business, incl. contingent consideration payments	(4,239)
Net cash flow provided by (used in) investing activities	(61,681)

Cash flow from financing activities
Dividend payment	(158,513)
Proceeds from exercise of stock options, net of expense	39,263
Purchase of treasury shares	(662,967)
Excess tax benefits from share-based payment arrangements	15,097
Net cash flow provided by (used in) financing activities	(767,120)

Net effect of exchange rates on cash and cash equivalents	(241)
Net change in cash and cash equivalents	90,488

Cash and cash equivalents at beginning of period	404,892
Cash and cash equivalents at end of period	495,380

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	60
Taxes	13,630

1 Adjusted for subsequent events as of June 14, 2017.
The accompanying notes form an integral part of these consolidated financial statements.

Consolidated Statement of Changes in Equity

	Actelion's shareholders						Noncontrolling interests
	Common shares		Additional			Accum. other	Equity attrib. to
(in CHF thousands, except number of shares)	Shares	Amount	paid-in capital	Retained earnings	Treasury shares	comprehensive income (loss)	noncontrolling interests	Total equity

At January 1, 2016	105,068,917	57,064	—	2,636,931	(1,137,399)	(238,795)	(2,788)	1,315,013

Comprehensive income (loss)[1]:
Net income[2]	—	—	—	622,667	—	—	(1,551)	621,116
Other comprehensive income (loss)	—	—	—	—	—	2,575	—	2,575
Comprehensive income (loss)[1]	—	—	—	622,667	—	2,575	(1,551)	623,691

Excess tax benefits from share-based payments	—	—	10,263	—	—	—	—	10,263
Transactions in treasury shares	(1,961,715)	—	83,927	(308,175)	(383,090)	—	—	(607,338)
Stock-based compensation expense	—	—	64,323	—	—	—	—	64,323
Dividend payment	—	—	(158,513)	—	—	—	—	(158,513)
Cancelation treasury shares (share repurchase program)	—	(3,183)	—	(837,253)	840,436	—	—	—
At December 31, 2016	103,107,202	53,881	—	2,114,170	(680,053)	(236,220)	(4,339)	1,247,439

1Comprehensive income (loss) is presented net of tax.
2 Adjusted for subsequent events as of June 14, 2017.
The accompanying notes form an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

(CHF thousands, except share and per share amounts)
Note 1.
Description of business and summary of significant accounting policies
Actelion Ltd (“Actelion” or the “Group”), a biopharmaceutical company headquartered in Allschwil, Switzerland, discovers, develops and commercializes innovative low molecular weight drugs for high unmet medical needs.
Basis of presentation
The Group’s consolidated financial statements have been prepared under Generally Accepted Accounting Principles in the United States (“US GAAP”). All US GAAP references relate to the Accounting Standards Codification (“ASC” or “Codification”) established by the Financial Accounting Standards Board (“FASB”) as the single authoritative source of US GAAP to be applied by non-governmental entities. All amounts are presented in Swiss francs (“CHF”), unless otherwise indicated.
Scope of consolidation
The consolidated financial statements include the accounts of the Group and its affiliated companies in which the Group has a direct or indirect controlling financial interest and exercises control over their operations (generally more than 50% of the voting rights). Investments in common stock of entities other than subsidiaries where the Group has the ability to exercise significant influence over the operations of the investee (generally between 20%-50% of the voting rights) are accounted for under the equity method.
Variable interest entities (“VIE”), irrespective of their legal structure, are consolidated if the Group has determined to be the primary beneficiary as defined in the Variable Interest Entities Subsection of FASB ASC (“ASC 810-10-25-20 to 59”) and thus has the power to direct the activities that most significantly impact the VIE’s economic performance and will also absorb the majority of the VIE’s expected losses or receive the majority of the VIE’s expected residual returns, or both. For determination whether or not an entity is a VIE, the Group considers if the equity at risk for the entity is sufficient to support its operations, if the voting rights of the equity holders are in disproportion to their risk and rewards or if substantially all of the entity’s activities are conducted on behalf of the Group. Fees for services provided at customary terms and conditions are not considered variable interests. Fees related to the provision of asset value guarantees, to the obligation to fund losses of the VIE or similar arrangements that protect other variable interests’ holders from losses in the VIE are included in the primary beneficiary evaluation.
Ownership interests not attributable, directly or indirectly, to the Group and related to entities where the Group exercises control through majority of the voting rights or through contract, is allocated to noncontrolling interests’ holders and presented separately within the consolidated balance sheet and the consolidated statement of shareholders’ equity. Net income (loss) and other comprehensive income (loss) of such entities are attributed to the Group and to the noncontrolling interests in proportion to their ownership rights even if that attribution results in a deficit noncontrolling interest balance.
Principles of consolidation
Businesses acquired or disposed of during the year are included in the consolidated financial statements from the date of acquisition or until the date of disposal. The acquisition method of accounting follows the guidance codified in the Business Combinations Topic of the FASB ASC (“ASC 805”). Intercompany transactions and balances are eliminated.
Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make judgments, assumptions and estimates that affect the amounts and disclosures reported in the consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition for contract revenue, allowance for doubtful accounts, stock-based compensation, intangible assets, clinical trial and rebate accruals, impairment of indefinite lived intangibles including goodwill, provisions, contingent considerations arising from acquisitions, loss contingencies and income taxes. The Group bases its estimates on historical experience and on various market-specific and other relevant assumptions that are believed to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from these estimates.
Business Combinations
The purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. The excess of the consideration transferred over the fair value of the Group’s share of the identifiable acquired net assets is recorded as goodwill. Acquired in-process research and development projects (“IPR&D”), regardless of whether they have an alternative future use, are recognized as indefinite-lived intangible assets. Contingent liabilities assumed in a business combination are recognized on the basis of information known at the time of the initial purchase price allocation. If the fair value of the contingencies is not determinable at the date of acquisition and till the end of the allocation period, the Group follows the guidance of the Contingencies Topic of FASB ASC (“ASC 450”) in respect to these liabilities. Adjustments after the expiration of the allocation period are recognized as an element of net income. Adjustments prior to the expiration of the allocation period are recognized in the period of identification of such adjustments but measured at the amounts that would have been determined if the accounting had been completed at the acquisition date. Payments related to settlements of contingent considerations are classified as cash used in investing activities in the consolidated statement of cash flows. Acquisition-related costs, except costs related to the issuance of debt or equity securities, are expensed in the periods in which they are incurred and the services are received. Pro forma disclosures include revenue and earnings of the combined entity as of the beginning of the comparable prior annual reporting period.
Revenue recognition
Product sales
The Group recognizes revenue from product sales when there is persuasive evidence that a sales arrangement exists, delivery has occurred, the price is fixed and determinable, and collectibility is reasonably assured. If collectibility is not reasonably assured, revenue is deferred and only recognized upon cash receipt. Provisions for rebates and discounts granted to government agencies, wholesalers, retail pharmacies, managed care organizations and other customers are recorded as a reduction of revenue at the time the related revenues are recognized or when the incentives are offered. They are calculated on the basis of historical experience and the specific terms in the individual agreements. Cash discounts offered to customers to encourage prompt payment are recorded as revenue deductions based on contractual terms, historical utilization rates and Group’s expectation regarding future utilization rates. Accruals for product returns are recorded as deductions from revenue if the products are damaged or defective when received by the customer. Estimates of expected returns primarily are based on an ongoing analysis of historical return patterns.
Taxes collected from customers and remitted to governmental authorities such as sales taxes and VAT are deducted directly from gross sales without recording them in revenue.
Multiple-Deliverable Revenue Arrangements
The Group’s revenue arrangements with multiple elements generally relate to collaborative agreements with third parties, which are typical transactions in the biopharmaceutical industry and usually include multiple elements such as product licensing, research and development activities, manufacturing and supply, royalty payments etc. At inception, the arrangement's consideration is allocated to all deliverables based on their relative selling price. The selling price for each deliverable is determined using vendor specific objective evidence of that price, if it exists; otherwise third-party evidence of the selling price is used. If neither exists for a deliverable, the Group applies its best estimate of the selling price for that deliverable.
Contract revenue
Contract revenue includes license fees and milestone payments associated with collaborative agreements with third parties. Collaborative agreements with third parties represent the Group’s major agreements with multiple elements. The significant deliverables generally include license fees and milestone payments, which are recognized as contract revenue when the services are performed and collectibility is reasonably assured. License fees are only treated as separate units of accounting if upon careful evaluation of the facts and circumstances in the individual contracts it has been determined that they have a standalone value to the customer. The assessment of standalone value depends on the customer’s ability to recover a substantial portion of the consideration paid to the Group either through resale or use. Revenue from non-refundable, upfront license fees and performance milestones where the Group has continuing involvement is recognized ratably over the estimated performance or agreement period, depending on the terms of the agreement. The recognition of revenue is prospectively adjusted for subsequent changes in the development or agreement period. Revenue associated with performance milestones where the Group has no continuing involvement or service obligation is recognized upon achievement of the milestone. Payments received in excess of amounts earned are classified as deferred revenue until earned.
Following the guidance codified in the Collaborative Arrangements Topic of FASB ASC (“ASC 808”), the Group presents the results of activities for which it acts as the principal on a gross basis and reports any payments received from (made to) other collaborators based on other applicable GAAP. The Group’s accounting policy for its qualifying collaborative agreements (See Note 5. Collaborative agreements) is to evaluate amounts due from (owed to) other collaborators based on the nature of each separate activity.
Shipping and handling costs
The Group recognizes expenses relating to shipping and handling costs in cost of sales.
Research and development (“R&D”)
R&D expense consists primarily of compensation and other expenses related to R&D personnel; costs associated with pre-clinical testing and clinical trials of the Group’s product candidates, including the costs of manufacturing the product candidates; expenses for research and services rendered under co-development agreements; and facilities expenses. All R&D costs are charged to expense when incurred following the guidance codified in the Research and Development Topic of FASB ASC (“ASC 730”).
Payments made to acquire individual R&D assets, including those payments made under licensing agreements, that are deemed to have an alternative future use or are related to proven products are capitalized as intangible assets. Payments made to acquire individual R&D assets that do not have an alternative future use, are expensed as R&D costs. R&D costs for services rendered under collaborative agreements are charged to expense when incurred. Reimbursements for R&D activities received from other collaborators are classified as reduction of the Group’s R&D expense (See Note 5. Collaborative agreements).

Advertising and promotional costs
The Group expenses the costs of advertising, including promotional expenses, as incurred. Advertising and promotional costs were CHF 166.2 million in 2016.
Legal fees
Legal fees related to loss contingencies are expensed as incurred and included in selling, general and administration expenses.
Patents and trademarks
Costs associated with the filing and registration of patents and trademarks are expensed in the period in which they occur and included in R&D expenses.
Stock-based compensation
Stock-based compensation expense is recognized and measured based on the guidance codified in the Compensation - Stock Compensation Topic of FASB ASC (“ASC 718”). Consequently, costs are recognized in earnings over the requisite service period based on the grant-date fair value of these options and awards.
The fair value of performance stock units (“PSUs”) granted under the Performance Share Plan with a Total Shareholder Return condition (“the PSP-TSR”) is estimated using the Monte Carlo simulation methodology. The Monte Carlo simulation input assumptions are determined based on available internal and external data sources. The risk-free rate is interpolated from country-specific government sovereign debt yields derived from Bloomberg as of the valuation date for each of the companies of the peer group for a maturity matching the measurement period. The expected volatility of the share price returns is based on the historic volatility of daily share price returns of the Group and the peer companies, derived from Bloomberg and measured over a historical period matching the performance period of the awards. The covariance between Actelion and the peer group companies is measured in a similar way, using daily share price data over the same period and is derived from the same data source. The dividend yield is based on the expected dividend yield over the expected term of the awards granted.
The fair value of restricted stock units (“RSUs”) granted under the Restricted Stock Plan (“RSP”) and of performance stock units granted under the Performance Share Plan with an Earnings per Share condition (“the PSP-EPS”) is determined based on the closing share price of the Group’s share at the day preceding the grant date, adjusted for expected dividend distributions and discounted over the requisite service period. The discount rates are derived from Reuters and match the maturity of the expected performance or service period. The dividend yield corresponds to the expected dividend yield over the expected term of the awards granted.
The Group recognizes stock-based compensation costs considering estimated future forfeiture rates. The latter are reviewed annually or whenever indicators are present that actual forfeitures may differ materially from previously established estimates.
Amortization of total compensation costs for the PSP-EPS, for the PSP-TSR, for the RSP and for the Standard Share Option Plans ("the SSOP"), is recognized on a straight-line basis over the requisite service period for the entire award (See Note 20. Stock-based compensation). Expenses related to performance based awards are recognized ratably over the requisite service period for each separately vesting portion of such awards. Stock-based compensation costs related to employees engaged in the production process are not capitalized as part of inventory due to the immateriality of such cost in the period presented. Stock option exercises are settled out of the conditional capital or with the treasury shares, which the Group purchases on the market. Payroll taxes in all jurisdictions are recognized only upon exercise or vesting of the respective stock-based compensation awards.
Taxes
The Group accounts for income taxes in accordance with the Income Taxes Topic of FASB ASC (primarily codified in “ASC 740”). Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rules and laws that will be in effect when differences are expected to reverse. The Group performs periodic evaluations of recorded tax assets and liabilities and maintains a valuation allowance if deemed necessary. Uncertain tax positions are evaluated for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on tax audit, including resolution of related appeals or litigation processes, if any. The recognized tax benefits are measured as the largest benefit of having a greater than fifty percent likelihood of being sustained upon settlement. Significant estimates are required in determining income tax expense and benefits. Various internal and external factors may have favorable or unfavorable effects on the future effective tax rate, which would directly impact the Group’s financial position or results of operations. These factors include, but are not limited to, changes in tax laws, regulations and/or rates, changing interpretations of existing tax laws or regulations, future levels of capital expenditures, and changes in overall levels of pre-tax earnings. Interest and penalties related to uncertain tax positions are recognized as income tax expense.
Unrecognized tax benefits are presented as a reduction to deferred tax assets if they relate to net operating loss carryforwards, tax credit forwards or similar tax losses. If the net operating loss carryforwards, tax loss carryforwards or similar tax losses are not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes or the tax law of the applicable jurisdiction does not require the Group to use, and the Group does not intend to use, the deferred tax assets for such purpose, the unrecognized tax benefit is presented as a liability in the consolidated balance sheet and is not offset with deferred tax assets (See Note 6. Income taxes).

Earnings per share (“EPS”)
In accordance with the Earnings per Share Topic of FASB ASC (“ASC 260”), basic EPS are computed by dividing net income available to common shareholders by the weighted-average common shares outstanding for the fiscal year. Diluted EPS reflect the potential dilution that could occur if dilutive securities, such as share options, restricted stock units or convertible debt, were exercised, vested or converted into common shares or resulted in the issuance of common shares that would participate in net income. Basic and diluted EPS exclude common shares equivalents that would have had an anti-dilutive effect would they have been included in the calculation of weighted-average common shares for the period presented. In accordance with ASC 260-10-45-19, the Group does not consider any potential common shares in the computation of diluted EPS if there is a loss from continuing operations (See Note 7. Earnings per share).
Dividends
The Group may declare dividends upon the recommendation of the Board of Directors and the approval of shareholders at their Annual General Meeting. Under Swiss corporate law, the Holding Company’s right to pay dividends may be limited if the general legal reserve of the Holding Company is less than 20% of the issued shares at par.
Cash and cash equivalents
The Group considers all highly liquid investments with a contractual maturity of three months or less to be cash equivalents. Additionally, the Group includes all amounts held in money market funds as cash equivalents.
Short-term deposits
Short-term deposits with contractual maturities greater than three months are separated from cash and cash equivalents and reported in a separate line in the consolidated balance sheet.
Derivative instruments and foreign currency exchange risk
A significant portion of the Group’s operations is denominated in foreign currencies, principally in US dollars (“USD”), Euros (“EUR”) and Japanese yen (“JPY”). Exposures to fluctuations in foreign currencies may adversely impact the Group’s net income and net assets. The Group uses derivatives to partially offset these risks (See Note 9. Financial assets and liabilities). The Group’s derivative instruments, while providing economic hedges under the Group’s policies, do not qualify for hedge accounting as defined by the Derivatives and Hedging Topic of FASB ASC (“ASC 815”). Note 22. Concentrations provides further information on the foreign currencies exposure of the Group in the context of the current global economic environment.
The Group records all derivatives on the balance sheet at fair value. Changes in fair value as well as gains and losses realized on derivative financial instruments are reported in other financial income (expense), net in the consolidated income statement. The Group determines the fair value of these derivative contracts using an income-based industry standard valuation model which utilizes counterparty information and other observable inputs derived from Reuters or Bloomberg, which include foreign currency spot rates, forwards points and stated maturities. Fair value amounts recognized for the right to reclaim and the obligation to return cash collateral arising from derivative instruments recognized at fair value and executed with the same counterparty under a master netting arrangement are not offset. Recognized financial instruments subject to an enforceable master netting arrangement are presented gross in the consolidated balance sheet (See Note 9. Financial assets and liabilities).
The Group does not regularly enter into agreements containing embedded derivatives. However, when such agreements are executed, an assessment is made based on the criteria set out in ASC 815 to determine if the derivative is required to be bifurcated and accounted for as a standalone derivative instrument. If the derivative is bifurcated, changes in fair value of the instrument are reported in other financial income (expense), net in the consolidated income statement.
Fair value measurements
The Group follows the guidance included in the Fair Value Measurements and Disclosures Topic of FASB ASC (“ASC 820”). Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There are three levels of inputs to fair value measurements - Level 1, meaning the use of quoted prices for identical instruments in active markets; Level 2, meaning the use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable; and Level 3, meaning the use of unobservable inputs. Unless otherwise indicated, the Group’s financial assets and liabilities are carried at fair value. Observable market data is used when available. When a quoted price in an active market for a liability is not available, the Group uses one of the following approaches: a) quoted prices for identical liabilities when traded as assets; b) quoted prices for similar liabilities when traded as assets; or c) another valuation technique which is consistent with the principles of ASC 820 like the price, which the Group would pay to transfer (or receive to enter into) an identical liability at the measurement date. The Group does not consider the existence of contractual restrictions that prevent the transfer of a liability when estimating the fair value of a liability. Fair value of own equity instruments is determined from the perspective of a market participant that holds such instruments as assets. Transfers between Level 1, 2 or 3 within the fair value hierarchy are recognized at the end of the reporting period when the respective transaction occurred.
Financial instruments indexed to own shares
The costs of contracts indexed to own shares which meet all of the applicable criteria for equity classification as outlined in the Contracts in Entity’s Own Shares Subtopic of FASB ASC (“ASC 815-40”) are classified in shareholder’s equity. The Group applies settlement date accounting to such instruments.

Accounts receivable
Accounts receivable are stated at net realizable value after deducting an allowance for doubtful accounts. Such receivables with contractual maturities of one year or less that arose from the sale of goods or services are not considered financing receivables in the context of the Receivables Topic of FASB ASC (“ASC 310-10”). Due to their short-term nature, the carrying value of accounts receivable approximates their fair value. The Group maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Group’s customers were to deteriorate, resulting in an impairment of their ability to make payments, an increase to the allowance might be required. Group’s estimates on its allowance for doubtful accounts are determined based on existing contractual obligations; on historical, current and expected payment patterns of the customers and individual customer circumstances; on analysis of days sales outstanding by customer, region or country; on a review of the local economic environment and of the most recent information about public costs of borrowing and its potential impact on government funding and reimbursement practices. If available information indicates the existence of impairment conditions and the amount of loss can be reasonably estimated, the Group establishes an allowance for groups of similar types of receivables that may be uncollectible, even though the particular receivables might not yet be identifiable. Actual results may differ significantly from these estimates. Changes in the estimate of the allowance are recognized as selling, general and administration expense. See discussion on concentrations of credit risk in Note 22. Concentrations. The Group does not generally require collateral on receivables.
The Group accounts for transfers of trade receivables in accordance with the guidance primarily included in the Sales of Financial Assets Subtopic of FASB ASC (“ASC 860-20”). ASC 860-20 requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered. At the time the Group meets the criteria of ASC 860-20, the balances are removed from trade receivables and costs associated with the sale of receivables are included in the determination of earnings. Sales or transfers that do not meet the requirements of ASC 860-20 are accounted for as secured borrowings in accordance with the Secured Borrowing and Collateral Subtopic of FASB ASC (“ASC 860-30”). Additionally, the Group evaluates whether the purchasing entities qualify as VIEs and whether the Group is required to consolidate these entities in accordance with ASC 810-10.
Inventories
Inventories are stated at the lower of cost or market value with cost determined by the average cost method. Inventories consist of semi-finished and finished products. The Group periodically reviews the composition of its inventories in order to identify obsolete, slow-moving or otherwise unsalable items. The review is based on gross margin analyses per product. If unsalable items are observed and there are no alternate uses for the inventory, the Group adjusts inventory to net realizable value.
Property, plant and equipment
Property, plant and equipment are recorded at historical cost less accumulated depreciation and amortization. Repairs and maintenance costs are expensed as incurred.
The estimated useful lives are as follows:

Group of assets	Useful life
Computers	3 years
Furniture and fixtures	5 years
Laboratory equipment	5 years
Leasehold improvements	5 to 10 years
Technical installations	10 to 20 years
Buildings	20 to 40 years

Depreciation and amortization expense is recorded utilizing the straight-line method over the estimated useful life of the assets to their estimated residual value. Leasehold improvements and assets acquired under capital leases are recorded at their estimated fair value and depreciated using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Amortization expense of capitalized leased equipment is included in depreciation expense. If material, capitalized interest on construction in-progress is included in property, plant and equipment.
Goodwill and intangible assets
Goodwill represents the excess of purchase price over the estimated fair value of net assets acquired in a business combination. Goodwill is not amortized but tested annually for impairment and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. Recoverability of goodwill is measured at the reporting unit level based on a quantitative two-step approach. First, the carrying amount of the reporting unit is compared to its fair value. If the carrying value of the reporting unit exceeds its fair value or the reporting unit has zero or a negative carrying amount, a second step determines the fair value of the reporting unit’s assets and liabilities and as such the implied fair value of the reporting unit’s goodwill. To the extent that the carrying value of the reporting unit’s goodwill exceeds its implied fair value of goodwill an impairment is recognized.
Intangible assets with definite lives consist primarily of acquired existing licenses and internally used software, which are amortized on a straight-line basis over the useful lives of the respective assets ranging from three to fifteen years. Software licenses included in cloud computing arrangements are capitalized and amortized over the shorter of three years or the duration of the agreement. The Group develops its own assumptions about renewal or extension options used to determine the amortization period of a recognized intangible asset, consistent with its expected use of the asset. Intangible assets with definite lives are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Intangible assets with indefinite lives are tested for impairment annually, or more frequently, if events or changes in circumstances indicate that the assets might be impaired. Costs incurred to renew or extend the term of a recognized intangible asset are expensed and classified as selling, general and administration expenses.
Impairment of long-lived assets
Long-lived assets to be held and used are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Potential indicators of impairment include but are not limited to: a significant decrease in the fair value of an asset, a significant change in the extent or manner in which an asset is used or a significant physical change in an asset, a significant adverse change in legal factors or in the business climate that affects the value of an asset, an adverse action or assessment by the US Food and Drug Administration (“FDA”) or another regulator, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset and operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an income producing asset. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. The cash flow estimates applied in such calculations are based on management’s best estimates, using appropriate and customary assumptions and projections at the time. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their estimated fair values. Long-lived assets to be disposed of are not depreciated and reported at the lower of carrying amount or fair value less cost to sell.
Loss contingencies
The Group records accruals for loss contingencies, asserted or unasserted, to the extent that their occurrence is deemed to be probable and the related damages are estimable. If a range of liability is probable and estimable and some amount within the range appears to be a better estimate than any other amount within the range, the Group accrues that amount. If a range of liability is probable and estimable and no amount within the range appears to be a better estimate than any other amount within the range, the Group accrues the minimum of such probable range. Interest on litigation is accrued on a prospective basis. Litigation claims that the Group might be involved in entail highly complex issues which are subject to substantial uncertainties and, therefore, the probability of loss and an estimation of damages are difficult to ascertain. Consequently, the Group cannot reasonably estimate the maximum potential exposure or the range of possible loss in excess of amounts accrued for loss contingencies. These assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions. The Group’s assessments are based on estimates and assumptions that have been deemed reasonable by management. Litigation is inherently unpredictable, and excessive verdicts do occur. Although the Group believes to have substantial defenses in these matters, the Group could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on its results of operations in any particular period.
Pension accounting
The Group accounts for pension assets and liabilities in accordance with the provisions of the Compensation - Retirement Benefits Topic of FASB ASC (“ASC 715”), which requires the recognition of the funded status of pension plans in the Group’s balance sheet. The liability in respect to defined benefit pension plans is the projected benefit obligation calculated annually by independent actuaries using the projected unit credit method. The projected benefit obligation (“PBO”) as of December 31 represents the actuarial present value of the estimated future payments required to settle the obligation that is attributable to employee services rendered before that date. The expense for such pension plans, represented by the net periodic benefit cost, is included in the personnel expenses of the various functions where the employees are engaged. Plan assets and their expected returns are recorded at fair value. Unvested prior service costs arising from retroactive amendments to pension plans are originally reflected in accumulated other comprehensive income (loss) and distributed to income over the employees’ remaining service period. Vested prior service costs including those related to retirees are immediately recognized in the consolidated income statement. Gains or losses arising from plan curtailments or settlements are accounted for at the time they occur. Any net pension asset is limited to the present value of the future economic benefits available to the Group in the form of refunds from the plan or expected reductions in future contributions to the plan. In interim periods, a net pension asset reflects the Group’s prepayments of annual employee and employer plan contributions. Actuarial gains and losses arising from differences between the actual and the expected return on plan assets are recognized in accumulated other comprehensive income (loss) (“AOCI”) and amortized over the requisite service period (See Note 18. Pension plans).
Comprehensive income (loss)
Comprehensive income (loss) is comprised of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains/losses on available-for-sale securities, currency translation adjustments, actuarial gains (losses) and prior service costs resulting from retroactive amendments of defined benefit plans. The components of comprehensive income (loss) are shown net of related taxes where the underlying assets or liabilities are held in jurisdictions that are expected to generate a future tax benefit or liability (See Note 21. Accumulated other comprehensive income (loss)).

Treasury shares
Treasury shares are deducted from equity at their average cost value and presented as a separate component in the consolidated statement of shareholders’ equity. When treasury shares are canceled, sold or provided to employees in exchange for RSUs, PSUs or option rights which vest or are exercised in accordance with the conditions of the Group’s share-based payment plans (See Note 20. Stock-based compensation), the excess of the average cost value over par is allocated to additional paid-in capital (“APIC”) up to the maximum amount of APIC arising from previous share issuances, cancelations and net gains realized on sales of treasury shares. The remaining excess is allocated entirely to retained earnings.
Foreign currencies
The Group follows the guidance included in the Foreign Currency Matters Topic of FASB ASC (“ASC 830”). The reporting currency of the Group is the Swiss franc. Except for certain foreign finance entities, the functional currency of the Group’s subsidiaries is generally the respective local currency. A limited number of foreign finance entities use CHF as their functional currency as their cash flows and transactions are primarily denominated in CHF.
Income, expense and cash flows of foreign subsidiaries are translated into the Group’s reporting currency at monthly average exchange rates and the corresponding balance sheets at the period-end exchange rate. Exchange differences arising from the translation of the net investment in foreign subsidiaries and long-term internal financial debt are recorded in currency translation adjustment (“CTA”) in shareholders’ equity. Translation gains and losses accumulated in CTA are included in the consolidated income statement when the foreign operation is completely liquidated or sold.
Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transactions. Gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary assets and liabilities denominated in foreign currencies are recognized in the subsidiary’s income statements in the corresponding period. The aggregate transaction gain included in other income (expense), net for the twelve months ended December 31, 2016, amounts to CHF 13.5 million.
Segment information
The Group follows the guidance established in the Segment Reporting Topic of FASB ASC (“ASC 280”) for reporting information on operating segments in interim and annual financial statements. The Group operates in one segment, which primarily focuses on discovery, development and commercialization of innovative medicines for unmet medical needs. The majority of the Group’s products have similar economic and other characteristics, including the nature of the products and production processes, type of customers, distribution methods and regulatory environment. The Group’s chief operating decision-makers, which are comprised of the Group’s executive committee, review the profit and loss of the Group on an aggregated basis and manage the operations of the Group as a single operating segment.
Subsequent events
The Group evaluates subsequent events in accordance with the Subsequent Events Topic of FASB ASC (“ASC 855”) through the date the financial statements are available to be issued (See Note 25. Subsequent events).
Recent accounting pronouncements
ASU 2016-16, Intra-Entity Transfers of Assets Other Than Inventory
In October 2016, the FASB issued ASU 2016-16, Intra-Entity Transfers of Assets Other Than Inventory (“ASU 2016-16”), an update to ASC 740. ASU 2016-16 requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. ASU 2016-16 is effective for public entities for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The amended guidance will be applied on a modified retrospective basis through a cumulative catch-up adjustment in retained earnings. The Group does not expect a material impact on its results of operations and cash flows upon adoption. Tax differences related to intangible assets transfers in prior periods will lead to a decrease in deferred tax liabilities and increase in equity.
ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments
In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), an update to the Statement of Cash Flows Topic of FASB ASC (“ASC 230”). ASU 2016-15 provides clarification on how certain cash receipts and payments need to be classified within the statement of cash flows. Among others it specifies that cash payment up to the amount of the contingent consideration liability recognized at the acquisition date (including measurement period adjustments) should be classified as financing activities, while any excess should be classified as operating activities. ASU 2016-15 is effective for public entities for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. As the revised guidance relates only to presentation requirements, the Group does not expect an impact on its financial position, results of operations and cash flows upon adoption.
ASU 2016-13, Measurement of Credit Losses on Financial Instruments
In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), an update to the Financial Instruments - Credit Losses Topic of FASB ASC (“ASC 326”). ASU 2016-13 requires financial assets measured at amortized costs and available for sale debt securities to be presented at the net amount expected to be collected. Credit losses should be recorded through an allowance and deducted from the amortized costs basis of the asset. ASU 2016-13 is effective for public entities for annual periods beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted for all fiscal periods beginning after

December 15, 2018. The revised guidance will be applied through a cumulative catch-up adjustment to retained earnings in the period of adoption. The Group does not expect an impact on its financial position, results of operations and cash flows upon adoption.
ASU 2016-09, Improvements to Employee Share-Based Payment Accounting
In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), an update to ASC 718. ASU 2016-09 requires the tax effects of exercised or vested awards to be recognized in the period in which they occur regardless of whether the excess tax benefits reduce taxes payable in that same period. Further, ASU 2016-09 clarifies that excess tax benefits should be classified along with other income tax cash flows as operating cash flows. The amended guidance also provides an entity with a choice to either estimate the numbers of awards expected to vest or account for forfeitures when they occur. ASU 2016-09 is effective for public entities for annual periods beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted. Amendments related to the recognition of excess tax benefits and to the determination of forfeiture rates need to be applied using a modified retrospective transition method with a cumulative catch-up adjustment to equity in the period of adoption. Amendments related to the presentation in the statements of cash flows may be applied either prospectively or retrospectively to all periods presented. The new guidance will introduce a higher fluctuation in the effective tax rate and an increase in the number of dilutive shares of the Group.
ASU 2016-02, Leases
In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), an update to FASB ASC resulting from the joint convergence project with the International Accounting Standards Board (“the IASB”). ASU 2016-02 will be codified in a new Leases Topic (“ASC 842”) and will virtually supersede all requirements in the current Leases Topic (“ASC 840”). The new guidance requires lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on the balance sheet regardless of whether the lease is a finance or an operating one. Further, the amendments specify that interest on the lease liability for finance leases will be recognized separately from amortization of the right-of-use asset in the statements of comprehensive income, while the lease costs for operating leases will be allocated over the lease term on a straight-line basis. ASU 2016-02 is effective for public entities for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The updated guidance will be adopted at the beginning of the earliest period presented using a modified retrospective approach. The Group is currently evaluating the expected impact on its financial position, results of operations and cash flows upon adoption.
ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities
In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), an update to the Financial Instruments Topic of FASB ASC (“ASC 825”). ASU 2016-01 requires an entity to measure equity investments at fair value through net income and simplifies the impairment assessment for equity investments without readily available fair values. Further, the guidance amends certain presentation and disclosure requirements for financial assets and liabilities. ASU 2016-01 is effective for public entities for annual periods beginning after December 15, 2016, including interim periods within those fiscal years. The amendments need to be applied with a cumulative catch-up adjustment to the balance sheet as of the beginning of the period of adoption. The Group is currently does not expect a material impact on its financial position, results of operations and cash flows upon adoption.
ASU 2015-17, Balance Sheet Classification on Deferred Tax Assets
In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), an update to the Income Taxes Topic of FASB ASC (“ASC 740”). ASU 2015-17 requires an entity to classify its deferred tax liabilities and assets as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for public companies for annual periods beginning after December 15, 2016, including interim periods within those fiscal years. The guidance may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented, with earlier application permitted as of the beginning of an interim or annual reporting period. The Group does not expect an impact on its result of operations and cash flows upon adoption. Note 6. Income taxes provides details on the amounts which will be re-classified from current to noncurrent assets.
ASU 2015-11, Simplifying the Measurement of Inventory
In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory (“ASU 2015-11”), an update to the Inventory Topic of FASB ASC (“ASC 330”). ASU 2015-11 requires an entity to measure inventory at the lower of cost and net realizable value instead of the lower of cost or market. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-11 is effective for public companies for annual periods beginning after December 15, 2016, including interim periods within those fiscal years. The guidance should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Group does not expect an impact on its financial position, result of operations and cash flows upon adoption.
ASU 2014-09, Revenue from Contracts with Customers (and ASC 606)
In May, 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), an update to FASB ASC resulting from the joint convergence project with the International Accounting Standards Board (“the IASB”). ASU 2014-09 will be codified in a new Revenue from Contracts with Customers Topic (“ASC 606”) and virtually supersede all requirements in the current Revenue Recognition Topic (“ASC 605”), including most industry-specific revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue to an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. During 2015 and 2016, the FASB issued or proposed further accounting standard updates to ASU 2014-09 which primarily clarify implementation issues and specify additional criteria for the assessment of collectability, transfer of control, assessment of principal vs. agent considerations or treatment of nonrefundable fees received upon transfer of intellectual property. ASU 2015-09 is effective for public companies for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The updated guidance must be adopted using either a full retrospective approach for all periods presented in the period of adoption or a modified retrospective approach. The performed accounting analyses and transactions’ assessments up to the date of publication of these consolidated financial statements indicate that the Group will not have a material impact on its financial position, results of operations and cash flows upon adoption.

Note 2.
Acquisitions

Ceptaris Therapeutics, Inc.
In 2013, the Group acquired 100 percent of privately-held Ceptaris Therapeutics, Inc. (“Ceptaris”), a specialty pharmaceutical company based in Malvern, Pennsylvania, US. The transaction was recorded as a business combination in compliance with the requirements of ASC 805. In conjunction with the acquisition, the Group assumed contingent considerations related to achievement of future performance and commercialization milestones as well as a contingent consideration related to future royalty stream payments. The maximum undiscounted amount of the performance and commercialization milestones is USD 395 million as of December 31, 2016. Since arising from the acquisition, the contingent considerations are re-measured at fair value at each reporting date using Level 3 inputs. The resulting fair value adjustments of the acquisition contingencies are included in costs of sales. Since denominated in USD, the contingent considerations are revalued at each reporting date.
As of December 31, 2016, the fair value of the contingent considerations amounts to CHF 121.3 million (USD 119.2 million). Thereof, CHF 5.7 million (USD 5.6 million) are included in other current liabilities and CHF 115.6 million (USD 113.6 million) are disclosed as contingent consideration in the consolidated balance sheet. The table below states the changes in the contingent considerations for the twelve months ended December 31, 2016:

January 1, 2016		Contingent consideration expense		Settlements[1]		Foreign currency translation	December 31, 2016
USD	CHF	USD	CHF	USD	CHF	CHF	USD	CHF
88,006	87,586	36,688	37,025	(5,538)	(5,459)	2,190	119,156	121,342

1 Settlements include amounts paid and accrued in conjunction with the Group’s obligations towards former Ceptaris’ shareholders.
In determining the fair value of the contingent considerations the Group evaluates probabilities and timing of milestone events’ occurrence. Further, management develops cash flow projections on expected net revenues and royalty payments, which are then deferred, probability-weighted and adjusted for the time value of money in order to derive their reporting date fair value. The changes in these assumptions led to an increase of the estimated contingent consideration of USD 31.2 million (CHF 33.8 million) and to a decrease of CHF 0.32 in basic and of CHF 0.31 in dilutive EPS. At December 31, 2016, the Group applied a discount rate of 8% for the contingent consideration arising from the royalty streams. This rate corresponds to the weighted-average costs of capital (“WACC”) and is calculated by weighting the required returns for interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. Management believes that the WACC appropriately captures a market participant’s view of the risk associated with the expected contingent consideration payments because such payments are impacted by broader, non-diversifiable industry and business risks which are not completely captured in developing the probability weighted-payment estimates. Further, the Group used a discount rate of 3% for determination of the fair value of the contingent consideration related to the commercialization milestones. This discount rate corresponds to the global market participants’ required return on debt capital considered in the WACC calculation, which management believes is equivalent to the market participants costs of borrowing.
The following table provides the significant unobservable inputs applied on the fair value measurement of the contingent considerations for the period presented at December 31:

			Assumptions
Level 3 fair value measurement	Valuation technique	Unobservable input	2016
		Probability of performance milestone payments	0%
		Probability of commercialization milestones	0%-90%
Contingent consideration		Probability of royalty payments	100%
arising from acquisitions	Discounted cash flows	Expected period of payments	2017-2028
		Discount rate commercialization milestones	3%
		Discount rate royalty payments	8%

If the actual results deviate significantly from the developed projections, the net income of the Group may be adversely affected in future periods. In addition, an increase in the probability of performance milestone payments or a significant decrease in the discount rate could lead to a significantly higher fair value measurement of the contingent considerations in the period of revaluation. None of the changes in the unobservable inputs would lead to a change of the current maximum undiscounted amount of the milestones’ contingencies of USD 395 million. If the performance based milestones for 2017 are not achieved, the maximum undiscounted amount of the milestones’ contingencies will be decreased to USD 365 million as of December 31, 2017.
Note 3.
Noncontrolling interests
Vaxxilon Ltd (“Vaxxilon”)
In 2015, the Group established a new majority owned company, Vaxxilon Ltd, which aims to discover, develop, and commercialize synthetic carbohydrate vaccines. Vaxxilon was incorporated under the laws of Switzerland together with the Max Planck Society (“MPS”), a publicly funded non-profit organization in Munich, Germany and Seeberger Science GmbH, a private company in Kleinmachnow, Germany. The Group is the principal investor and majority shareholder, holding 73.9% of the voting interests of the company. Vaxxilon has licensed exclusive rights to multiple preclinical vaccine candidates and additional technologies from Max-Planck Innovation GmbH (“MPI”), Munich, Germany, the technology transfer office of MPS. Further details related to the collaboration between Vaxxilon and MPI are provided in Note 4. Licensing agreements.
Upon signature of the agreement, in 2015, the Group provided a subordinated interest-bearing loan in cash amounting to CHF 11 million (EUR 10.6 million) and MPI ensured access to the equally valued licensed intellectual property (“IP”) rights for multiple preclinical vaccine candidates and additional technologies. The liability for payment of the licensed IP rights has been subordinated and deferred, and is also accruing interest corresponding to the conditions of the financing paid by the Group. Further, the Group provided funding commitments of up to the CHF equivalent of EUR 19.4 million (CHF 20.8 million) to Vaxxilon. The commitments are contingent upon successful completion of predefined clinical and development milestones and will be released in tranches over an estimated period of two to three years.
Previously existing noncontrolling interests, where the Group was the primary beneficiary, have been deconsolidated with no material effect on the Group’s financial position or results of operations. As of December 31, 2016, CHF 4.3 million net assets and CHF 1.6 million primarily R&D expenses have been allocated to minority shareholders and disclosed as noncontrolling interests.

The following table reflects the effect of changes in noncontrolling interests on the Group’s equity:

	Equity attributable to Actelion's shareholders	Equity attributable to noncontrolling interests	Total equity

At January 1, 2016	1,317,801	(2,788)	1,315,013

Net income of the Group[2]	625,841	—	625,841
Net (loss) from noncontrolling interests	(3,174)	(1,551)	(4,725)
Change from net income (loss) and contributions from owners[2]	622,667	(1,551)	621,116
Other changes in equity[1]	(688,690)	—	(688,690)

At December 31, 2016	1,251,778	(4,339)	1,247,439

1 Details on other changes in equity are provided in the consolidated statement of changes in equity.
2 Adjusted for subsequent events as of June 14, 2017.

Note 4.
Licensing agreements
In-licensing agreements
Vaxxilon (“Vaxxilon”)
In 2015, Vaxxilon, a majority owned subsidiary of the Group, licensed exclusive royalty-bearing rights to multiple preclinical vaccine candidates and additional technologies from Max-Planck Innovation GmbH. The payment for the license rights has been deferred and will accrue interest until settlement.
Under the terms of the agreement, MPI will be entitled to receive a low single-digit royalty as well as additional potential payments of up to EUR 41.3 million upon achievement of predefined development, approval and commercialization milestones. In the event that Vaxxilon grants a sublicense to a third party, MPI will in addition participate with a low-teen percentage at the sublicense consideration. Further information about the contractual relationship between the Group and MPI as well about the portion of Vaxxilon’s results allocated to MPI for 2016 is provided in Note 3. Noncontrolling interests.
Nippon Shinyaku Co., Ltd. (“Shinyaku”)
In 2008, the Group entered into a worldwide (excluding Japan) exclusive license agreement with Shinyaku on selexipag, a novel orally available selective IP receptor agonist originally discovered and synthesized by Shinyaku for the treatment of PAH. Upfront and milestone payments made under the terms of the agreement between 2008 and 2014, were expensed as R&D costs. Milestone payments made upon approval of the respective regulatory authority are capitalized and are being amortized over the expected patent period. Following approval of Uptravi® (selexipag) by the European Commission in May 2016, the Group made a milestone payment of USD 20 million (CHF 19.5 million) to Shinyaku. The Group will make further milestone payments for a second indication totaling up to USD 40 million depending on achievement of certain development and regulatory approval milestones. Furthermore, Shinyaku will be entitled to receive additional payments of up to USD 50 million upon achievement of predetermined sales targets by the Group. The Group also paid a mid-teen royalty to Shinyaku on net sales of products, with selexipag as the active ingredient, for the current reporting period.
In December 2016, the Group and Shinyaku amended the terms of the license agreement to ensure a fixed supply price for the active ingredient of Uptravi® to the Group in exchange for a low single-digit royalty increase payable to Shinyaku. Prior to the amendments the supply price for selexipag was based on a percentage of net sales and the quantity of the active ingredient contained in the finished goods sold. The amendments entered into force in January 2017. Consequently, in future the Group will pay a high-teen royalty to Shinyaku on net sales of products, with selexipag as the active ingredient. In addition, the Group has co-promotion and co-development agreements with Shinyaku for selexipag and for macitentan, the active ingredient of Opsumit® for the territory of Japan (See Note 5. Collaborative agreements).
UCB SA (“UCB”)
In conjunction with the rights acquired for miglustat in 2002, the active ingredient of Zavesca®, the Group pays a tiered single-digit royalty on product sales in glycosphingolipid storage disorders to UCB. The Group holds worldwide exclusive marketing rights to sell Zavesca® (miglustat)

in all countries and assumes full responsibility for manufacturing and supply chain, patent-related activities, clinical and pre-clinical activities of Zavesca® (miglustat).
Johnson & Johnson Pharmaceutical Research & Development L.L.C. (“JJPRD”)
In conjunction with the launch of Opsumit® (macitentan), the Group pays a low single-digit royalty on product net sales to JJPRD. The payments are based on contractual terms surviving expiration and termination of an amended and restated collaborative agreement between the Group and JJPRD which was originally signed in 1999.
F. Hoffmann-La Roche Ltd (“Roche”)
In 1998, the Group entered into a license agreement with Roche for bosentan, the active ingredient in the Group’s product, Tracleer® (bosentan). The license grants the Group the exclusive worldwide rights to develop, manufacture and sell any pharmaceutical product with bosentan as its active ingredient for any human therapeutic use as well as to grant sub-licenses to third parties. The agreement calls for the Group to pay a high single-digit royalty to Roche based on a percentage of net sales of products with bosentan as the active ingredient. The royalty payment obligation has significantly decreased following the loss of exclusivity in the US in 2015. It is expected that this obligation will end or will be further substantially reduced in the majority of the remaining markets within the next 12 months.

Out-licensing agreements

Midnight Pharma LLC (“Midnight”)
In 2015, the Group entered into a worldwide exclusive license agreement with Midnight to develop and commercialize the Group’s almorexant, a discontinued dual orexin receptor antagonist. Upon signature of the agreement, the Group received an upfront payment of USD 0.5 million (CHF 0.5 million), which has been recognized as contract revenue in 2015. Furthermore, the Group will be eligible to receive additional potential payments of up to USD 40 million pending achievement of clinical milestones and approval in the first indication. Revenue associated with these milestones will be recognized upon occurrence of the respective events. The Group will also be entitled to receive high single-digit royalties.
Allergan plc (“Allergan”)
In 2015, the Group entered into an exclusive worldwide license agreement with Kythera Biopharmaceuticals, Inc. (“KBI”) for the development and commercialization of the Group’s terminated setipiprant, a clinical-stage selective oral antagonist to the chemoattractant receptor-homologous molecule expressed on Th2 cells (CRTH2 receptor; also called prostaglandin D2 (PGD2) receptor). In 2015, Allergan acquired KBI and correspondingly assumed KBI’s rights and obligations in conjunction with the license contract. Under the terms of the agreement, Allergan will be responsible for the research, development, manufacturing and commercialization of any potential compounds and products developed under the licensed intellectual property. Following signature of the agreement, the Group received an upfront payment of USD 1.5 million (CHF 1.4 million) which has been recognized as contract revenue in 2015. Further, the Group is eligible to receive additional potential milestone payments of up to USD 25.5 million pending the successful development and approval of setipiprant in two indications. The Group will also receive tiered single-digit royalties.

Note 5.
Collaborative agreements
The Group regularly enters into R&D collaborative agreements related to joint development or commercialization of promising compounds. None of these agreements has been or will be material to the Group, except the ones outlined below.
ReveraGen Biopharma Inc. (“Reveragen”)
In April 2016, the Group signed a collaborative agreement with ReveraGen Biopharma Inc., a corporation organized under the laws of Delaware, US, to research and co-develop vamorolone, a non-hormonal steroid modulator for the treatment of Duchene Muscular Dystrophy (“DMD”). The agreement entered into full force in November 2016 upon fulfillment of certain contractual conditions. The Group provided nonrefundable upfront payments of USD 10 million (CHF 9.9 million) to Reveragen for an option to obtain the exclusive worldwide license rights on vamorolone at any time but not later than upon receipt of the Phase IIb study results. The payments have been expensed as R&D costs. If the option is exercised, Reveragen will be entitled to receive up to USD 165 million in development and regulatory milestones for the DMD indication and up to USD 190 million for three further indications depending on achievement of certain development, regulatory approval and commercialization milestones. Furthermore, the Group will pay increasing tiered double-digit royalties on the net sales of vamorolone. Under the terms of the agreement the Group will also support R&D activities up to a maximum amount of USD 1 million p.a. for the next twenty-eight months unless earlier terminated or extended in accordance with the provisions of the agreement.
The Group evaluated the contract with Reveragen under the requirements of the VIE model (See Note 1. Description of business and summary of significant accounting policies) and determined that Reveragen is a variable interest entity but Actelion is not the primary beneficiary. The Group will not have any additional financial exposure due to its involvement with Reveragen as long as the option has not been exercised.
Endo International plc (“Endo”)
In 2012, the Group entered into a long-term collaborative agreement with Auxilium Pharmaceuticals, Inc. (“Auxilium”) to develop, supply and commercialize Xiaflex® for the potential treatment of Dupuytren’s contracture and Peyronie’s disease in Canada, Australia, Brazil and Mexico upon receipt of the respective regulatory approvals. During 2013 and 2014, the Group notified Auxilium that it would no longer pursue approval and commercialization in Mexico and Brazil. In 2015, Endo acquired Auxilium and consequently assumed Auxilium’s rights and obligations in conjunction with the collaboration with Actelion. In July 2016, the parties mutually agreed to terminate the collaboration for Canada. Actelion provided certain transition services to Endo until approval of the transfer of the drug identification number by the regulatory authority in Canada to Endo. In consideration for the rights returned by the Group to Endo, Actelion received a cash payment of USD 5.5 million (CHF 5.4 million) in July 2016 which has been recognized as contract revenue. For Australia the collaboration agreement has been replaced by a distribution agreement for the territories of Australia and New Zealand, where Endo will supply Xiaflex® at a predefined price per finished unit to the Group.
Nippon Shinyaku (“Shinyaku”)
In conjunction with the license agreement for selexipag (See Note 4. Licensing agreements), the Group entered into long-term collaborative agreements with Shinyaku to develop, supply and commercialize selexipag and macitentan and any product containing these compounds as an active ingredient for the territory of Japan. Under the terms of the agreements both parties will co-develop and co-promote selexipag and macitentan, whereby Shinyaku will remain primarily responsible for the applicable regulatory approval, manufacturing, supply and commercialization activities for selexipag and the Group will remain primarily responsible for the applicable regulatory approval, manufacturing, supply and commercialization activities for macitentan. The agreements stipulate a payment of an equal royalty by the Group to Shinyaku for macitentan and by Shinyaku to the Group for selexipag. Development costs incurred for the territory of Japan for both compounds will be equally shared. The Group recognized a royalty expense of JPY 2,455 million (CHF 20.2 million), which has been included in cost of sales for the twelve months ended December 31, 2016. Further amounts exchanged between the collaborators were not material to the Group for the year ended December 31, 2016.
Genentech Inc. (“Genentech”)
In December 2000, the Group entered into an agreement with Genentech for the co-exclusive, royalty-bearing right and license to research, develop, manufacture and sell bosentan, the active ingredient in Tracleer®, in the United States. Since receipt of FDA approval for bosentan for the treatment of PAH in 2001, the Group paid a low single-digit royalty on net sales to Genentech. A significant portion of the royalty payment obligation has been satisfied following loss of exclusivity in the US in November 2015.

Note 6.
Income taxes
The following table sets forth the current and deferred income tax expense:

For the twelve months ended December 31,
2016
Domestic tax (expense)	(33,014)
Foreign tax (expense)	(34,232)
Total current tax (expense)	(67,246)

Domestic deferred tax benefit (expense)[1]	(3,814)
Foreign deferred tax benefit (expense)	(20,303)
Total deferred tax benefit (expense)[1]	(24,117)

Total income tax benefit (expense)[1]	(91,363)

1 Adjusted for subsequent events as of June 14, 2017.

Income taxes payable and accrued as of December 31, 2016, amounted to CHF 37.1 million. The significant components of the Group’s deferred tax assets and deferred tax liabilities as of December 31, 2016, are provided in the tables below:

Deferred tax assets	2016
Net benefit from operating loss carry forwards	13,443
Treasury shares	11,182
Stock-based compensation	9,972
Accrued expenses[1]	21,172
Intangible assets	16,411
Pension liability	4,790
Property, plant and equipment	4,564
Tax credits	11,714
Other temporary differences	2,680
Deferred tax assets[1]	95,928

Valuation allowance for deferred tax assets	(15,109)
Total deferred tax assets[1]	80,819

1 Adjusted for subsequent events as of June 14, 2017.

Deferred tax liabilities	2016
Intangible assets	30,897
Stock-based compensation	31,296
Other temporary differences	3,872
Total deferred tax liabilities	66,065

The deferred tax asset on treasury shares arose from a transfer of such shares between Group companies during 2016. A valuation allowance has been recognized for certain Group companies based on their historical cumulative operating losses.
Current deferred tax assets and liabilities as well as noncurrent deferred tax assets and liabilities are presented net in the consolidated balance sheet as follows at December 31:

2016
Deferred tax assets, current[1,5]	31,607
Deferred tax assets, noncurrent[2]	20,528
Total deferred tax assets[5]	52,135

Deferred tax liabilities, current[3]	28,847
Deferred tax liabilities, noncurrent[4]	8,532
Total deferred tax liabilities	37,379

1 Included in other current assets - See Note 12. Other current assets.
2 Disclosed as a separate line in the consolidated balance sheet as of December 31, 2016.
3 Included in other current liabilities.
4 Included in other noncurrent liabilities.
5 Adjusted for subsequent events as of June 14, 2017.

As of December 31, 2016, the gross value of unused tax loss carry forwards with their expiry dates is as follows:

Tax losses
One year	—
Two years	—
Three years	416
Four years	1,826
Five years	797
Six years	12,885
Seven years	4,786
More than seven years	33,703
Total tax losses	54,413

The following table provides a reconciliation between the effective income tax benefit (expense) and the tax expense computed using the net Swiss statutory tax rate of 20.6%. The latter corresponds to a gross tax rate of 26%.

For the twelve months ended December 31,
2016
Tax at net Swiss statutory tax rate[1]	(146,772)
Non deductible expenses	(4,814)
Non taxable or lower taxed income	89,107
Tax rates different from the net Swiss statutory rate[1]	(31,846)
Tax credit benefit (expense)	2,523
Tax reserve (build) release	1,555
Change in valuation allowance	(2,122)
Other items	1,006
Effective income tax benefit (expense)[1]	(91,363)

1 Adjusted for subsequent events as of June 14, 2017.
The tax benefit of tax loss carryforwards used in 2016 amounted to CHF 40.1 million.
The movements of the uncertain tax positions are as follows:

For the twelve months ended December 31,
2016
Uncertain tax positions at January 1,	43,494
Additions based on tax positions related to the current period	8,110
Reductions based on expiration of the statute of limitations for the assessment of tax positions	(9,665)
Foreign exchange	1,120
Uncertain tax positions at December 31,	43,059

At December 31, 2016, uncertain tax positions of CHF 3.8 million out of the total uncertain tax positions of CHF 43.1 million would result in the future recognition of tax benefits. Consequently, available unrecognized tax benefits of CHF 39.3 million, which relate to net operating loss and tax credit carryforwards, are presented as reduction to noncurrent deferred tax assets in the consolidated balance sheet as at December 31, 2016. Tax expense related to interest and penalties on tax positions was not material to the Group for 2016.

The statute of limitations for assessment in the major jurisdictions in which the Group operates is open for the years 2007-2016. It is expected that within the next twelve months certain statutes of limitations will lapse, which could result in a reduction in uncertain tax positions based on positions of prior years, along with related interest and penalties, of CHF 1 million.

Note 7.
Earnings per share
The following table sets forth the basic and diluted earnings per share calculations at December 31:

	2016
	Basic	Diluted
Numerator
Net income attributable to Actelion's shareholders[1]	622,667	622,667
Net income available for earnings per share calculation[1]	622,667	622,667

Denominator
Weighted-average number of common shares	104,626,332	104,626,332
Incremental shares for assumed conversion:
Stock-based awards	—	3,184,403
Total average equivalent shares	104,626,332	107,810,735

Earnings per share attributable to Actelion's shareholders[1]	5.95	5.78

1 Adjusted for subsequent events as of June 14, 2017.
For the twelve months ended December 31, 2016, 207 shares that would have had an anti-dilutive effect were excluded from the EPS calculation.
Note 8.
Cash and cash equivalents
Cash and cash equivalents consisted of the following at December 31:

2016
Cash	487,876
Short-term bank deposits	7,504
Total[1]	495,380

1 Includes restricted cash and cash equivalents of CHF 1 million as of December 31, 2016.
Note 9.
Financial assets and liabilities
The following table states the Group’s financial assets and liabilities carried at fair value at December 31:

	2016
	Total	Level 1	Level 2
Financial assets carried at fair value[1]
Cash and cash equivalents	495,380	495,380	—
Derivative financial instruments[2]	5,750	—	5,750
Total	501,130	495,380	5,750

Financial liabilities carried at fair value[1]
Derivative financial instruments[3]	2,797	—	2,797
Contingent considerations	See Note 2. Acquisitions for Level 3 disclosures
Total	2,797	—	2,797

1 For the twelve months ended December 31, 2016, no transfers to or from Level 1 and Level 2 took place.
2 Included in other current assets.
3 Included in other current liabilities.
Derivative financial instruments
Derivative financial instruments are deployed to manage foreign currency and interest rate exposures and are not used for speculative purposes (See Note 1. Description of business and summary of significant accounting policies).
The following tables reflect the contract or underlying principal amounts and fair values of derivative financial instruments, analyzed by type of contract as of December 31, 2016. Contract or underlying principal amounts indicate the volume of outstanding positions at the balance sheet date and do not represent amounts at risk.

		Derivative financial instruments not designated as hedging instruments
	Location of gain or (loss) recognized	For the twelve months ended December 31,
	in income on derivatives	2016
Income Statement
Forward rate contracts
Amount of gain recognized in income on derivatives	Other financial income (expense), net	12,934
Amount of (loss) recognized in income on derivatives	Other financial income (expense), net	(24,050)
Total		(11,116)

	Balance Sheet Location	December 31, 2016
Balance Sheet
Forward rate contracts	Other current assets	5,750
Forward rate contracts	Other current liabilities	(2,797)
Total		2,953

		December 31, 2016
Underlying principal amount
Forward rate contracts		209,224

As at December 31, 2016, the majority of the foreign currency forwards consists of privately negotiated OTC contracts with maturities of eight months or less and entered into with counterparties with a Standard & Poor’s (“S&P”) credit rating ranging from A- to AA.
For the twelve months ended December 31, 2016, the total net loss recognized on derivative financial instruments amounts to CHF 11.1 million and includes CHF 10.3 million gross unrealized gains on the forward rate contracts.
For the twelve months ended December 31, 2016, the Group did not have any derivatives which were offset in accordance with ASC 210-20-45 or ASC 815-10-45. The following table shows the derivatives subject to enforceable master netting arrangements:

	Asset derivatives			Liability derivatives
Derivative financial instruments subject to a master netting arrangement	Gross amount disclosed	Netting adjustment	Net amount	Gross amount disclosed	Netting adjustment	Net amount
December 31, 2016
Forward rate contracts	3,396	(244)	3,152	1,462	(244)	1,218
Total	3,396	(244)	3,152	1,462	(244)	1,218

The right to set-off these asset and liability derivatives is provided to both the Group and the financial institutions in case of predefined default and termination events including, among others bankruptcy and change of control. None of these events occurred as at December 31, 2016.
Credit facilities
At December 31, 2016, the Group had unused credit lines of: a) CHF 5 million deployable for issuance of letters of credit; b) JPY 500 million (CHF 4.4 million) established as an overdraft facility and c) CHF 21.8 million as senior mortgage certificates.

Note 10.
Trade and other receivables
Trade and other receivables consisted of the following at December 31:

2016
Trade receivables	424,582
Other receivables	33,461
Trade and other receivables, gross	458,043

Allowance for doubtful accounts	(12,175)
Total trade and other receivables, net	445,868

As at December 31, 2016, approximately 8% of trade receivables are due from public institutions funded by governmental agencies in Italy, Spain, Portugal and Greece (collectively referred to as “Southern Europe”).
In 2016, the Group transferred EUR 34.8 million (CHF 37.7 million) of its trade receivables owned by foreign subsidiaries to third-party financial institutions without recourse. None of these financial institutions meets the criteria of a VIE subject to consolidation. The consideration received was paid in cash. The factoring transactions were accounted for as a sale and the related trade receivables derecognized. Transaction costs and net losses realized on all factoring transactions in 2016 amounted to EUR 0.4 million (CHF 0.4 million).
Note 11.
Inventories
Inventories consisted of the following at December 31:

2016
Semi-finished products	36,181
Finished products	99,639
Total	135,820

Semi-finished products primarily include active pharmaceutical ingredients used in the production of finished goods.
The increase in inventory is mainly related to the launch of Uptravi® (selexipag) in 2016. In accordance with the terms of the license agreement with Shinyaku (See Note 4. Licensing agreements and Note 5. Collaborative agreements), the Group revalued the existing stock of the compound to reflect the contractually agreed supply price, which was based on a percentage of annual net sales and the quantity of active ingredient contained in the finished goods sold in 2016.

Note 12.
Other current assets
Other current assets consisted of the following at December 31:

2016
Unearned income	115
Derivative instruments	5,750
Deferred tax assets[1]	31,607
Total [1]	37,472

1 Adjusted for subsequent events as of June 14, 2017.
Note 6. Income taxes and Note 25. Subsequent events outline the reasons for the increase in deferred tax assets.
Note 13.
Goodwill and intangible assets
Movements in the net carrying amount of goodwill consisted of the following for the twelve months ended December 31, 2016:

January 1, 2016	Translation effects	December 31, 2016
134,494	554	135,048

Intangible assets other than goodwill consisted of the following at December 31:

	2016
	Gross carrying amount	Accumulated amortization	Net carrying amount
Acquired licenses	738,950	(365,585)	373,365
Acquired software and other	46,934	(37,594)	9,340
Total	785,884	(403,179)	382,705

The aggregated amortization expense of intangible assets amounted to CHF 55 million in 2016. The weighted-average amortization period for acquired licenses amounts to twelve years and for acquired software to three years (See Note 1. Description of business and summary of significant accounting policies). During 2016, the Group disposed of CHF 0.6 million fully amortized licenses and software.
The expected future annual amortization expense of intangible assets other than goodwill is as follows:

For the year ending December 31,	Amortization expense
2017	54,555
2018	52,852
2019	34,022
2020	28,373
2021	28,350
Thereafter	184,553
Total expected future amortization	382,705

Note 14.
Property, plant and equipment
Property, plant and equipment consisted of the following at December 31:

2016
At cost:
Land	35,258
Buildings	328,049
Furniture, fixtures and lab equipment	196,913
Computers	28,157
Other tangible assets	36,678
Construction in progress	16,525

Less: Accumulated depreciation	(291,365)
Property, plant and equipment, net	350,215

For the twelve months ended December 31, 2016, the Group invested CHF 34.6 million in tangible assets. As of December 31, 2016, CHF 3.8 million of those were unpaid and appropriately excluded from presentation in the consolidated statement of cash flows. Depreciation expense of property, plant and equipment including capital leases was CHF 32.4 million in 2016. In addition, the Group disposed of furniture, IT and lab equipment of CHF 6.2 million and realized a loss of CHF 0.5 million on the disposal in 2016.

Note 15.
Accrued Expenses
Accrued expenses consisted of the following at December 31:

2016
Personnel and compensation costs	111,116
Accrued taxes	33,122
Rebates and allowances	99,302
Research and development	43,649
Marketing and royalties	28,282
Inventory	76,934
Professional services[1]	106,408
Other accrued expenses	26,872
Total	525,685

1.Adjusted for subsequent events as of June 14, 2017.
The increase in tax accruals was mainly driven by an increase in current taxes upon full utilization of net operating losses in certain Group companies.
Strong recruitment for ongoing or initiated studies in late and early stage candidates, led to an increase in R&D expense and the corresponding accruals.
The increase in inventory accruals was mainly related to the obligations towards Shinyaku for the active ingredient of Uptravi® (selexipag). Note 4. Licensing agreements and Note 5. Collaborative agreements provide further information on the collaboration with Shinyaku.
The increase in accrued expenses for professional services was mainly related to CHF 85.5 million of legal and advisory fees in conjunction with the transaction outlined in Note 25. Subsequent events. CHF 80 million of these fees were contingent upon achievement of certain transaction conditions. These conditions have been fulfilled as of June 14, 2017, the date these consolidated financial statements were available to be issued, and the corresponding adjustments have been made in the consolidated financial statements for the year ended December 31, 2016.

Note 16.
Lease commitments
Operating leases
The Group has several operating leases for its office space, R&D facilities and various equipment. The leases expire between 2017 and 2055, most of them with options to extend for five to ten years. The aggregate of the minimum annual operating lease payments are expensed on a straight-line basis over the term of the related lease. The amount by which straight-line rent expense differs from actual lease payments is recognized as either prepaid rent or deferred rent liability and is amortized over the lease term.

Future minimum payments under non-cancelable operating leases at December 31, 2016, are as follows:

For the year ending December 31,	Operating leases
2017	30,492
2018	25,727
2019	23,079
2020	22,113
2021	17,994
Thereafter	46,146
Total minimum payments	165,551

Rent expense under operating leases was CHF 30.7 million for the year ended December 31, 2016.

Note 17.
Commitments, contingencies and guarantees
Commitments
The Group has entered into capital commitments related to maintenance of the Group’s own facilities, which are expected to be paid within the next twelve months and which are not material to the Group.
In the ordinary course of business, the Group has entered into purchase commitments related to long-term manufacturing and supply agreements in the total amount of CHF 10.5 million for 2017, CHF 5.7 million for 2018, CHF 0.2 million for 2019, CHF 0.2 million for 2020. There are no material commitments thereafter.
Contingencies
US Department of Justice Investigation
A Group subsidiary, Actelion Pharmaceuticals US, Inc. ("Actelion US") received a subpoena on May 6, 2016, and follow up subpoenas on June 3 and December 5, 2016, from the US Attorney’s Office for the District of Massachusetts. The subpoenas request documents related to Actelion US’ support to independent charitable organizations that provide financial assistance to Medicare patients, and documents regarding pricing, marketing and sales strategies related to such financial assistance in the United States. The Group is aware of multiple other pharmaceutical companies receiving similar requests. The Group is cooperating fully with the US Authorities and is providing the documents requested pursuant to the subpoenas. As of June 14, 2017, the date these consolidated financial statements were available to be issued, the investigation is ongoing, and the Group cannot reasonably estimate the timing of resolution and the final outcome.
Other contingencies
On January 26, 2017, the Group and Johnson & Johnson (NYSE: JNJ) entered into a definitive transaction agreement under which Johnson & Johnson will launch an all-cash tender offer to acquire all of the outstanding shares of Actelion. The transaction was contingent among others upon receipt of regulatory approvals (See Note 25. Subsequent events). In connection with the transaction, the Group has entered into service agreements with financial and legal advisers. The service fees for these advisers were conditioned upon the completion of the transaction. With the receipt of the final regulatory approvals on June 9, 2017, all conditions for completion of the transaction have been fulfilled and the service fees have been accrued as of December 31, 2016. Note 25. Subsequent events outlines further details on the adjustments made to the consolidated financial statements for the year ended December 31, 2016, as issued on February 8, 2017, compared to the current version.
The Group is involved in commercial disputes, arbitrations and administrative actions in certain jurisdictions. The possible losses which might arise as a result of these disputes are not material to the Group. As of June 14, 2017, the date these consolidated financial statements were available to be issued, the Group cannot reasonably estimate the final outcome and the timing of resolution of these disputes. Although the Group believes to have substantial defenses in these matters, the Group could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on its results of operations in any particular period.
Guarantees
In order to secure its obligations from derivative trading, cash pooling, overdraft facilities and forward transactions in foreign currencies, the Group has issued guarantees and a letter of indemnity to various financial institutions in the total amount of CHF 128 million.
In the ordinary course of business, the Group has entered into certain guarantee contracts and letters of credit amounting to CHF 8.7 million. The guarantees primarily relate to operating leases and credit lines for subsidiaries in foreign jurisdictions. Due to the nature of these arrangements, the Group has never been required to make payments under these contracts and does not expect any potential required future payments to be material.

Note 18.
Pension plans
Swiss Employee Pension Plan
The Group maintains a pension plan (the “Basic Plan”) covering all of its employees in Switzerland which insures base salary and annual incentives up to an aggregate maximum of CHF 846,000. In addition to retirement benefits, the Basic Plan provides benefits on death or long-term disability of its employees.
The Basic Plan is organized under the legal form of a pension foundation. The Group and its employees pay retirement contributions, which are defined as a percentage of the employees’ covered salaries. Interest is credited to the employees’ accounts at the minimum rate provided in the Basic Plan, payment of which is guaranteed by the insurance contract, which represents the Basic Plan’s primary asset. In 2016, the guaranteed interest rate for withdrawal benefits amounted to 1.25% for the mandatory portion of the contributions paid and 0.75% for the non-mandatory portion of the contributions paid. Future benefit payments are managed by the insurance company. The foundation entered into an insurance contract with a third party insurance company to minimize the risk associated with the pension obligation as well as a mean to reduce the uncertainty and volatility of the Basic Plan’s assets for the Group. Investment strategy and policies of the foundation are determined by the insurance company. The Foundation Council’s decision power in relation to investment strategies and asset allocation is limited to the amount of available unappropriated foundation reserves as determined by Swiss pension law. The targeted allocation for these funds (if any) is as follows:

Targeted allocation
Asset category	Ranges in %
Cash and cash equivalents	0-100%
Equity securities Switzerland	0-30%
Equity securities foreign issuers	0-20%
Debt securities in CHF	0-100%
Debt securities in foreign currencies	0-20%
Real estate[1]	0-30%

1 Investments in foreign countries are limited up to a maximum of 33% of the total investments in real estate.
In addition, the Group maintains other pension plans outside of Switzerland, which are not material to the Group. The Group uses a measurement date of December 31 for all pension plans.
Net periodic benefit costs for the Group’s defined benefit pension plans include the following components:

For the twelve months ended December,
2016
Service cost	21,056
Interest cost	3,196
Expected return on plan assets	(6,449)
Prior year service costs (benefit)	(1,287)
Amortization of net actuarial (gain) loss[1]	2,884
Net periodic benefit cost	19,400

1 For the twelve months ended December 31, 2016, the income tax effect on the amortization of actuarial (gains) losses is not material to the Group - See Note 21. Accumulated other comprehensive income (loss).
The following table provides the weighted-average assumptions used to calculate net periodic benefit cost and the actuarial present value of projected benefit obligations as of December 31:

Weighted-average assumptions to determine net cost	2016
Mortality and disability assumptions	BVG2015
Discount rate for all defined benefit plans of the Group	0.80%
Salary increase	1.52%
Long-term rate of return on assets	1.50%

For active plan participants, the PBO corresponds to the present value of retirement, survivors’, disability and termination benefits on the measurement date and considers future salary and pension increases as well as service termination probabilities. For retirees, the PBO corresponds to the present value of the current annuity, including future pension increases.
The weighted-average discount rate applied for the calculation of the PBO as at December 31, 2016, is 0.8%. A decrease of the discount rate by 0.25% would increase the PBO by CHF 18.6 million.
The expected long-term rate of return on plan assets corresponds to the return on benefits expected to be provided under the insurance contract.
The following tables set forth the change in present value of obligations and change in fair value of plan assets for the Group’s pension plans:

2016
Projected benefit obligation at January 1,	380,006
Service cost	21,056
Interest cost	3,196
Plan participants' contributions	11,992
Benefits paid	(1,821)
Premiums paid	(4,584)
Net transfer in/out	(284)
Effect of pension plans' merger	—
Effect of reduction in pension conversion rate	—
Actuarial loss (gain)	(1,931)
Foreign currency exchange rate changes	164
Projected benefit obligation at December 31,	407,794

2016
Fair value of plan assets at January 1,	312,802
Actual return on plan assets	10,290
Employer contributions	12,819
Plan participants' contributions	11,992
Benefits paid	(1,821)
Premiums paid	(4,584)
Net transfer in/out	(284)
Foreign currency exchange rate changes	153
Fair value of plan assets at December 31,	341,367

Accumulated benefit obligation	394,256

The following table provides information about the fair value of the plan assets per asset category as of December 31:

	2016
Asset category	in CHF	as % of total plan assets	Level 2 in CHF
Assets from insurance contract	341,367	100.00%	341,367
Total plan assets	341,367	100%	341,367

The fair value of the Basic Plan’s assets is the estimated cash surrender value of the insurance contract at the respective balance sheet date. The cash surrender value consists of the withdrawal benefits of the Basic Plan’s members determined in accordance with the requirements of the Swiss pension law, benefits derived from surplus sharing by the insurance company of CHF 15.8 million and premiums paid in excess to premiums owed by the Group of CHF 3.4 million.
The movement in the net asset or liability and the amounts recognized in the balance sheet as of December 31, were as follows:

2016
Present value of obligations	(407,794)
Fair value of plan assets	341,367
Funded status	(66,427)

As of December 31, 2016, an amount of CHF 41.9 million net of tax related to the pension plans has been recognized in other comprehensive income (loss). Amounts recognized in AOCI represent not yet recognized components of net periodic benefit costs such as not amortized actuarial gains (losses) and, if applicable, not recognized prior year service costs or transition obligations that arise at initial adoption of changed authoritative guidance. Net benefits which arose from changes in prior year service costs will be amortized over the expected service period of 10.5 years.

2016
Components of net periodic benefit costs at January 1,	(48,595)
Net gain (loss) arising during the period	5,772
Prior year service (costs) benefit	(1,287)
Amortization of net gain (loss)[1]	2,884
Foreign currency exchange rate changes	(36)
Taxes	(669)
Total included in other comprehensive income (loss) at December 31,	(41,931)

1 In 2017, the Group will regularly amortize CHF 1.4 million related to actuarial losses and CHF 1.2 million related to prior year service benefits. Note 21. Accumulated other comprehensive income (loss) provides details on the gross amortizable amounts.

The expected future cash flows to be paid by the Group in respect of the pension plans as of December 31 were as follows:

Expected employer contributions
2017 (estimated)	16,835

Expected future benefit payments
2017	2,758
2018	2,777
2019	8,085
2020	8,146
2021	6,549
Thereafter	37,604

Certain of the Group’s subsidiaries sponsor defined contribution plans with Group’s contributions fixed at 1.3% to 17% of the employee’s annual salary. These plans are structured as saving schemes without further obligation of the Group. Total expense of these defined contribution plans was CHF 9.2 million in 2016.
Significant concentrations of risk and uncertainties
The Group is exposed to a credit loss in the event of non-performance by the insurance company which has an S&P rating of A with a stable outlook. A portion of this credit risk is mitigated by a Swiss Federal Institution (“Sicherheitsfonds”) stipulated by Swiss pension law. In the event of default of a Swiss pension plan, this institution will cover the minimum benefits mandatorily required by Swiss pension law.
The Group is also exposed to the impact of significant interest rate changes and yields in the context of the current economic environment. If the long-term interest rates were to further decrease, this might lead to a further significant increase in the PBO and to a significant decrease in both the fair value of the Plan’s assets and expected assets’ returns.

Note 19.
Actelion’s shareholders’ equity
Authorized capital
The Annual General Meeting (“AGM”) on May 8, 2014, approved the creation of authorized share capital to be used for strategic partnering and financing business transaction purposes at any time until May 8, 2016. The AGM on May 4, 2016 extended the term by further two years. The Board of Directors (“BoD”) is authorized to increase the Group’s share capital at any time until May 4, 2018, by an amount not exceeding CHF 6.5 million through the issuance of up to 13,000,000 fully paid-in registered shares with a nominal value of CHF 0.50 per share (See Articles of association of Actelion Ltd Art. 3b). The BoD is authorized to exclude or restrict pre-emptive rights of existing shareholders in connection with mergers, acquisitions, strategic partnering or co-operation transactions in a combined capital increase through authorized and conditional capital of up to CHF 11 million (representing 22,000,000 registered shares of CHF 0.50 par value each). Any combined capital increase through authorized and conditional capital in conjunction with any such transaction which exceeds CHF 11 million and excludes or restricts pre-emptive rights of existing shareholders is subject to a new shareholders’ approval.
Conditional capital
Since inception, the Group has created conditional capital for the establishment of share option plans, convertible bonds and similar forms of financing. At December 31, 2016, the Group had conditional capital which would enable an increase in its share capital of up to CHF 13.5 million through the issuance of up to 27,000,000 fully paid-in registered shares with a nominal value of CHF 0.50 per share.
CHF 4 million thereof can be used by issuance of not more than 8,000,000 fully paid-in registered shares with a nominal value of CHF 0.50 per share by means of the exercise of options and similar rights which are granted to the employees of the Group (See Articles of association of Actelion Ltd Art. 3a Sec.1 and 2). The remaining CHF 9.5 million can be utilized by issuance of not more than 19,000,000 fully paid-in registered shares with a nominal value of CHF 0.50 per share by means of the exercise of conversion rights or options in relation with convertible debt instruments, loans and similar forms of financing (See Articles of association of Actelion Ltd Art. 3a Sec.3). Limitations in the context of a combined capital increase pursuant to Art.3a Sec.3 and Art. 3b of the Articles of association of Actelion Ltd are outlined in the authorized capital section above.
There were no movements in conditional capital in 2016.
Treasury shares
At December 31, 2016, the Group holds 4,654,225 treasury shares acquired at an average purchase price of CHF 146.12.

During 2016, the Group acquired treasury shares through its share repurchase program, which is outlined in detail further below or through its first trading line on the SIX Swiss Exchange (“SIX”). The Group provides treasury shares in exchange for stock-based compensation awards which vest or are exercised in accordance with the conditions of the Group’s share-based payment plans (See Note 20. Stock-based compensation). In addition, the Group has a share buyback program (“SRP III”) in place which aims to optimize value return to its shareholders through share cancelation. The following table outlines the movements in treasury shares for the twelve months ended December 31, 2016:

	SRP II	SRP III	First trading line	Total
Treasury shares at January 1, 2016	2,987,510	6,072,000	—	9,059,510
Acquired through the first or second trading lines at SIX	1,088,956	1,657,000	1,422,811	4,168,767
Provided to employees due to SBC[1] awards exercises and vestings	(2,200,900)	—	—	(2,200,900)
Provided to members of the Board of Directors as compensation	(6,152)	—	—	(6,152)
Canceled (capital reduction)	—	(6,367,000)	—	(6,367,000)
Treasury shares at December 31, 2016	1,869,414	1,362,000	1,422,811	4,654,225

1SBC means stock-based compensation.
Treasury shares acquired via the SRP II
On December 5, 2013, the Group announced the repurchase of up to 10,000,000 shares of Actelion’s common stock over the period of three years. The repurchase was carried out via the first trading line on the SIX. The repurchased shares were and will be further used to service the Group’s commitments arising out of its various stock-based compensation programs thus compensating for a potential dilution as a result of the share ownership schemes. For the twelve months ended December 31, 2016, the Group acquired 1,088,956 treasury shares through the SRP II at an average price of CHF 152.96 and used 2,200,900 treasury shares acquired at an average price of CHF 119.81 via the SRP II to offset the effect from exercises and vestings of stock-based compensation awards. In addition, members of the BoD received 6,152 treasury shares acquired via the SRP II as compensation. In August 2016, the Group concluded this repurchase program and continued acquiring treasury shares via its first trading line on the SIX. At December 31, 2016, the Group held 1,869,414 shares acquired at an average price of CHF 127.55 via the SRP II.
Treasury shares acquired via the SRP III
On February 16, 2015, the Group announced the buyback of up to 10,000,000 shares of Actelion’s common stock over the period of three years. The program was commenced on April 9, 2015, and is carried out via a second trading line on the SIX. At the AGM on May 4, 2016, the shareholders approved the cancelation of 6,367,000 shares, which were acquired via the SRP III at an average purchase price of CHF 132. Upon completion of the mandatory legal procedures, the Group canceled the shares acquired via the SRP III and reduced the issued share capital accordingly in August 2016. For the twelve months ended December 31, 2016, the Group acquired 1,657,000 treasury shares through the SRP III at an average price of CHF 153.37. At December 31, 2016, the Group held 1,362,000 shares acquired at an average price of CHF 157.67 via the SRP III. Withholding taxes of CHF 0.8 million payable in conjunction with SRP III have been excluded from the presentation in the consolidated statement of cash flows as of December 31, 2016.
Treasury shares bought on the first trading line
Upon completion of the SRP II, the Group continued repurchasing treasury shares via the first trading line on the SIX. The repurchased shares will be used to service the Group’s commitments arising out of its various stock-based compensation programs thus compensating for a potential dilution as a result of the share ownership schemes. At December 31, 2016, the Group held 1,422,811 shares acquired at an average price of CHF 159.44 via the first trading line.
Dividends
The AGM on May 4, 2016, approved a cash dividend for 2015 of CHF 1.50 per share. Based on this approval, the Group distributed gross dividends of CHF 158.5 million to its shareholders.
In light of the expected completion of the transaction outlined in Note 25. Subsequent events, the Board of Directors proposed to carry forward the 2016 retained earnings of the Holding company and not distribute any cash dividend. The proposal was approved by Actelion’s shareholders at the AGM on April 5, 2017.

Note 20.
Stock-based compensation
Share-based payment arrangements (“SBPA”)
The Group has several share-based payment plans for employees and members of the Board of Directors. The Board regularly reviews the allocation and conditions of the various SBPA of the Group. As a result of these reviews, in 2016, the conditions of certain plans have been adjusted as outlined further below.

The following table summarizes the number of outstanding share-based payment awards allocated under the various SBPA of the Group at December 31:

2016
Outstanding nonvested share equivalents under SBPA
Performance share units granted under the PSP-EPS	153,968
Performance share units granted under the PSP-TSR	910,468
Restricted stock units granted under the RSP	726,618
Restricted stock units granted under the DEB	428,091
Share options granted under the SSOP	2,006,543
Share options granted under the Challenge Award	14,870
Total outstanding nonvested share equivalents under SBPA	4,240,558
Exercisable	2,021,413

Total compensation costs recognized in the consolidated financial statements with respect to the Group’s SBPA were CHF 65.2 million in 2016. Total related gross tax benefits of CHF 4.3 million were recognized in 2016.
Ongoing share-based payment arrangements
Performance Share Plan with an Earnings per Share Condition
Since 2016 the Group allocates annually performance stock units of its publicly traded shares to eligible employees, who are employed with the Group at the grant date. The PSUs are subject to a predefined cumulative dilutive earnings per share (“CEPS”) performance condition, which has to be met over a measurement period of three years. PSUs granted under the PSP-EPS will vest prorated and be converted into Group’s shares in a range of 50%-200% on the third anniversary of the grant date, if the performance conditions are met. None of the PSU-EPS will vest if a minimum cumulative target on dilutive EPS has not been achieved over the measurement period.
The following assumptions have been applied in the valuation model:

For the twelve months ended December 31,
2016
Expected term	3 years
Interest rate	(2.79%) - (1.89%)
Expected dividend yield	1.03%

The following table summarizes activities under the PSP-EPS for the twelve months ended December 31, 2016. The share equivalents reflect the maximum number of shares which can potentially vest and be distributed to employees if the performance condition has been fully achieved. PSU-EPS show the number of awards, which were allocated to the eligible employees on the grant date:

	2016
	Share equivalents		PSU-EPS
	Number of shares	Weighted-average grant date fair values	Number of awards	Weighted-average grant date fair values
Outstanding nonvested at January 1,	—	—	—	—
Granted	156,566	140.06	78,283	280.12
Forfeited	(2,598)	142.46	(1,299)	284.92
Outstanding nonvested at December 31,	153,968	140.02	76,984	280.04
Exercisable at December 31,	—	—	—	—

The Group recorded stock-based compensation expense for the PSP-EPS of CHF 5 million for the year ended December 31, 2016. As of December 31, 2016, total unrecognized compensation costs related to nonvested PSU-EPS amount to CHF 14.5 million. These costs are expected to be recognized over a weighted-average period of 1.24 years. The weighted-average exercise price of PSU-EPS granted, outstanding and forfeited is zero. The aggregate intrinsic value of nonvested PSU-EPS amounts to CHF 34 million as of December 31, 2016.
Performance Share Plan with a Market Condition
Since 2013 the Group allocates annually performance stock units of its publicly traded shares to selected employees, who are employed with the Group at the grant date. The PSUs are subject to a relative Total Shareholder Return (“TSR”) market condition which compares the Group’s TSR with the performance of forty large and mid cap, national and international, pharmaceutical and biotechnology companies. If during the vesting period any of the forty companies is acquired, merged or liquidated, the comparator group is not adjusted. PSUs granted under the PSP-TSR will vest prorated and be converted into the Group’s shares in a range of 25%-200% on the third anniversary of the grant date if the Group outperforms the TSR peer group median. None of the PSU-TSR will vest if the Group's TSR is below the TSR peer group median.
The following assumptions have been applied in the valuation model:

For the twelve months ended December 31,
2016
Expected term	3 years
Interest rate	(0.97%) - (0.80%)
Expected volatility	25.79% - 28.21%
Expected dividend yield	1.07% - 1.18%

The following table summarizes activities under the PSP-TSR for the twelve months ended December 31, 2016. The share equivalents reflect the maximum number of shares which can potentially vest and be distributed to employees if the market condition has been fully achieved. PSU-TSR show the number of awards, which were allocated to the eligible employees on the grant date:

	2016
	Share equivalents		PSU-TSR
	Number of shares	Weighted-average grant date fair values	Number of awards	Weighted-average grant date fair values
Outstanding nonvested at January 1,	1,454,149	38.53	1,454,149	38.53
Granted	157,188	97.06	78,905	193.35
Forfeited	(34,596)	49.27	(33,297)	51.20
Vested	(666,273)	28.56	(666,273)	28.56
Outstanding nonvested at December 31,	910,468	55.52	833,484	60.65
Exercisable at December 31,	—	—	—	—

The Group recorded stock-based compensation expense for the PSP-TSR of CHF 17.4 million for the year ended December 31, 2016. As of December 31, 2016, total unrecognized compensation costs related to nonvested PSU-TSR amount to CHF 19.4 million. These costs are expected to be recognized over a weighted-average period of 0.98 years.
The weighted-average exercise price of PSU-TSR granted, outstanding and forfeited is zero. Total fair value of PSU-TSR vested and converted into shares amounted to CHF 19.1 million for the twelve months ended December 31, 2016. Total intrinsic value of PSU-TSR vested and converted into shares amounted to CHF 95.2 million during the year ended December 31, 2016. The aggregate intrinsic value of nonvested PSU-TSR amounts to CHF 200.8 million as of December 31, 2016.
Restricted Stock Plan
Under the RSP, the Group allocates restricted stock units of its publicly traded shares to permanent employees in addition to other stock-based awards distributed under the various SBPA of the Group. An RSU corresponds to a right of one Group share. RSUs granted under the RSP vest on the third anniversary of the grant date.

The following assumptions have been applied in the valuation of the RSUs:

For the twelve months ended December 31,
2016
Expected term	3 years
Interest rate	(2.79%)-(1.89%)
Expected dividend yield	1.03%

The following table summarizes activities under the RSP for the twelve months ended December 31:

	2016
	RSUs	Weighted-average grant date fair values
Outstanding nonvested at January 1,	1,036,727	73.62
Granted	197,007	141.49
Forfeited	(30,656)	99.28
Vested	(476,460)	48.96
Outstanding nonvested at December 31,	726,618	107.11
Exercisable at December 31,	—	—

The Group recorded stock-based compensation expense for the RSP of CHF 24.7 million for the year ended December 31, 2016. As of December 31, 2016, total unrecognized compensation costs related to nonvested RSUs amount to CHF 31.2 million. These costs are expected to be recognized over a weighted-average period of 1.01 years.
The weighted-average exercise price of RSUs granted, outstanding and forfeited is zero. Total fair value of RSUs vested and converted into shares amounted to CHF 23.3 million for the twelve months ended December 31, 2016. Total intrinsic value of RSUs vested and converted into shares amounted to CHF 68.4 million during the year ended December 31, 2016. The aggregate intrinsic value of nonvested RSUs amounts to CHF 160.2 million as of December 31, 2016.
The Deferred Equity Bonus (“the DEB”)
In 2013, the Group introduced the Deferred Equity Bonus, which replaced a previously existing deferred cash profit sharing bonus paid out to senior executives of the Group. The DEB represents a performance driven incentive plan based on two performance criteria, which strictly relate to the Group’s performance in the area of revenues and earnings for the year of measurement. Based on the achievement of the performance conditions, for measurement years 2013 and 2014, the number of allocated RSUs was subsequently adjusted and the RSUs were granted in the year following the year of measurement. 50% of these granted RSUs vested and were converted into shares 1 year after the grant date. The remaining 50% of these granted RSUs vested or will vest and will be converted into shares 2 years after the grant date.
Upon review of the Board of Directors, since 2015, the Group grants RSUs under the DEB to selected key employees in the year of measurement of the performance conditions. These RSUs vest on the third anniversary of the grant date. If, based on achievement of the performance conditions in the measurement year, the number of granted RSUs needs to be subsequently adjusted, such adjustments are reflected through the estimated future forfeiture rates.

The following assumptions have been applied in the valuation of the RSUs:

For the twelve months ended December 31,
2016
Expected term	1-3 years
Interest rate	(2.79%)-(1.89%)
Performance condition achieved	100.00%
Expected dividend yield	1.03%

The following table summarizes activities under the DEB for the twelve months ended December 31:

	2016
	RSUs	Weighted-average grant date fair values
Outstanding nonvested at January 1,	486,573	106.91
Granted	156,450	141.96
Forfeited	(18,065)	112.95
Vested	(196,867)	100.72
Outstanding nonvested at December 31,	428,091	122.32
Exercisable at December 31,	—	—

Total compensation costs recognized in the consolidated financial statements as of December 31, 2016, amount to CHF 16.9 million. Total unrecognized compensation expense amounts to CHF 25.2 million as of December 31, 2016. These costs are expected to be recognized over a weighted-average period of 1.05 years.

The weighted-average exercise price of RSUs granted, outstanding and forfeited is zero. Total fair value of RSUs vested and converted into shares amounted to CHF 19.8 million for twelve months ended December 31, 2016. Total intrinsic value of RSUs vested and converted into shares amounted to CHF 27.8 million during the year ended December 31, 2016. The aggregate intrinsic value of nonvested RSUs amounts to CHF 94.4 million as of December 31, 2016.

In addition, the Group has a cash compensation plan which provides cash benefits to certain employees in a foreign subsidiary of the Group. Its payout scheme corresponds to the vesting conditions of the RSP, the PSP-EPS, the PSP-TSR and the DEB except for the settlement provisions. Total compensation costs recognized in conjunction with this plan amounted to CHF 0.9 million for twelve months ended December 31, 2016. During 2016 the Group paid CHF 0.3 million to the eligible employees in relation to this plan.

In conjunction with the tenth anniversary of Actelion, in 2007, the Group announced the introduction of a special incentive program to award the long-term commitment of employees providing continuous services to the Group for at least fifteen years. Under the program, the Group allocates Actelion shares (“Happy Anniversary” or “HA” shares) to the eligible employees up to a max amount of CHF 3,000. The number of HA shares to be provided is based on the market price of one Group share at the date preceding the grant date. Total compensation costs recognized for actual and future estimated HA share allocations amount to CHF 0.3 million for the twelve months ended December 31, 2016.

During 2016, the Group provided 1,340,635 treasury shares to eligible employees in accordance with the vesting or grant conditions of its various ongoing share-based payment arrangements (See Note 19. Actelion’s shareholders' equity). At December 31, 2016, there were 3,751,092 conditional shares available for grant of future share based awards under the Group’s SBPA. Commitments arising from potential future new SBPA awards which cannot be met through contingently issuable shares will be covered by shares repurchased by the Group on the market. For changes in conditional capital approved to be used in connection with SBPA and similar stock-based compensation awards as well as current status of treasury shares see Note 19. Actelion’s shareholders' equity.

Discontinued share-based payment arrangements
Standard Share Option Plans (“SSOP”)
Until 2013, the Group operated an employee share option plan (“ESOP”) and a directors’ share option plan (“DSOP”). Following a review by the Board of Directors, in 2014, both plans have been discontinued. Since December 31, 2015, all options are vested and exercisable. Each option entitles the holder to one share. Options generally expire between ten and ten and a half years after the grant date.

The following table summarizes activities under the SSOP for the twelve months ended December 31:

	2016
	Share options	Weighted-average exercise price
Outstanding at January 1,	2,794,073	49.10
Forfeited	(2,000)	28.00
Exercised	(785,530)	44.54
Outstanding at December 31,	2,006,543	50.91
Exercisable at December 31,	2,006,543	50.91

The following is a summary of options outstanding and exercisable under the SSOP at December 31, 2016:

	Share options outstanding and exercisable
Range of exercise prices	Share options	Weighted-average remaining contractual life in years	Weighted-average exercise price
31.80 - 35.00	40,288	5.65	33.96
35.01 - 40.00	4,149	5.59	35.25
40.01 - 45.00	197,089	4.39	43.12
45.01 - 50.00	424,166	3.86	47.95
50.01 - 55.00	987,946	2.27	52.43
55.01 - 58.00	352,905	0.78	56.67
Total	2,006,543	2.63	50.91

Since the SSOP is fully vested since December 1, 2015, all compensation costs related to the SSOP have been fully recognized.
The total intrinsic value of options exercised during the year ended December 31, 2016, was CHF 93.8 million. The aggregate intrinsic value of options outstanding and exercisable at December 31, 2016, was CHF 340.3 million. 2,000 options expired in 2016.
Challenge Award
In 2004, the Group initiated a special one-time incentive plan (“Challenge Award”) linked to specific market and performance conditions to be achieved. On March 31, 2007, all conditions have been met and no further options have been distributed under the plan. Upon achievement, granted options vested and became exercisable in four equal installments between April 2, 2007, and October 2, 2008. The exercise price of all options granted under the Challenge Award was CHF 57.20. These options expire ten and a half years after the grant date. In 2016, 550 Challenge Award options expired.
The following table summarizes activities under the Challenge Award for the twelve months ended December 31:

2016
Share options
Outstanding at January 1,	90,155
Forfeited	(550)
Exercised	(74,735)
Outstanding at December 31,	14,870
Exercisable at December 31,	14,870

Weighted-average remaining contractual life for options outstanding and exercisable at December 31, 2016, is 0.5 years. The total intrinsic value of options exercised during the year ended December 31, 2016, was CHF 7.7 million.
Since the Challenge Award is fully vested since October 2, 2008, all compensation costs related to the Challenge Award have been fully recognized. The aggregate intrinsic value of options outstanding and exercisable at December 31, 2016, was CHF 2.4 million.

During 2016, the Group provided 860,265 treasury shares in exchange for option exercises under SSOP and under the Challenge Award (See Note 19. Actelion’s shareholders' equity).

Note 21.
Accumulated other comprehensive income (loss)
Movements in accumulated other comprehensive income (loss) consist of the following for the twelve months ended December 31, 2016:

	Accumulated OCI (loss), net of tax
	January 1, 2016	Changes arising during period	Reclassification or amortization through net income	Translation effects	Attributable to noncontrolling interests	December 31, 2016
Foreign currency translation adjustments[1]	(190,200)	(4,125)	—	36	—	(194,289)
Prior year service costs[2]	11,018	—	(1,197)	—	—	9,821
Actuarial (gains) losses[3]	(59,613)	5,267	2,630	(36)	—	(51,752)
Total accumulated OCI (loss)	(238,795)	1,142	1,433	—	—	(236,220)

1 Income taxes are not provided for foreign currency translation adjustments relating to permanent investments in international subsidiaries.
2 Relates to the amortization of prior year service costs on the Group’s defined benefit plans. The amounts disclosed include income tax expense of CHF 0.8 million at January 1, 2016, and income tax expense of CHF 0.7 million at December 31, 2016, respectively.
3 Relates to the amortization of actuarial (gains) losses on the Group’s defined benefit plans. The amounts disclosed include income tax benefits amounting to CHF 4.6 million at January 1, 2016, and income tax benefits amounting to CHF 3.9 million at December 31, 2016, respectively.

Note 22.
Concentrations

A significant portion of the Group’s earnings is denominated in foreign currencies, principally in USD, EUR and JPY, while a substantial portion of the Group’s R&D and SG&A expenses is in CHF. If these foreign currencies soften against the Swiss franc, the Group’s net income and net assets may be adversely impacted.

Cash and cash equivalents, derivatives and accounts receivable are financial instruments, which potentially subject the Group to concentrations of credit risk. The Group could experience credit losses in the event of non-performance by counterparties to foreign exchange derivative agreements and money market instruments. In order to mitigate such risks, the Group reviews on an ongoing basis the creditworthiness of counterparties to such contracts. The Group has not experienced and does not expect to incur any significant losses from failure of counterparties to perform under such agreements.

The Group invests its excess cash in deposits and money market instruments with major banks. As of December 31, 2016, 72% of the Group’s cash and cash equivalents are held with financial institutions with a S&P rating ranging from A to AA with one of them holding 19% of the Group’s cash and cash equivalents. The remaining 28% of the Group’s cash and cash equivalents are held with several financial institutions with a S&P rating below A with the bank transacting the Group’s cash pooling holding 20% of the Group’s cash and cash equivalents.

Derivative financial instruments mature on average within two months. At December 31, 2016, two financial institution with a S&P rating of A and AA account for 81% of these instruments.

For the year ended December 31, 2016, one distributor in the US accounted for approximately 54% of total sales. At December 31, 2016, CHF 150.3 million (USD 147.6 million) of trade receivables related to this distributor. Net assets of operations located in the US amount to CHF 224.1 million (USD 220.1 million) at December 31, 2016. Management believes other distributors could be identified which would purchase the Group’s products on comparable terms; however, the establishment of new distributor relationships could take several months. The Group performs ongoing credit evaluations of such distributors. Note 23. Segment and geographic information outlines the concentrations in geographic areas where the Group operates.

The Group is dependent upon toll manufacturers to manufacture its products. For the year ended December 31, 2016, one supplier accounted for approximately 42% of total purchases. Management believes other suppliers could provide similar products on comparable terms. A change in suppliers, however, could cause a delay in fulfilment of customer orders and a possible loss of sales, which could adversely affect operating results. Management believes that the Group maintains sufficient inventory levels to minimize the impact that a change in suppliers would have on operating results.

Note 23.
Segment and geographic information
The Group operates in one segment of discovering, developing and commercializing drugs for unmet medical needs. The Group currently derives product revenue from sales of Tracleer® (bosentan), Opsumit® (macitentan), Uptravi® (selexipag), Ventavis® (iloprost), Veletri® (epoprostenol for injection), Zavesca® (miglustat), and Valchlor® (mechlorethamine) gel. Product revenue attributable to individual countries is based on the location of the customer. 94% of the product revenue is related to PAH specialty products which have similar economic and other characteristics, including the nature of the products and production processes, type of customers, distribution methods and regulatory environment. Contract revenue is derived from collaboration and service agreements with third parties.
The Group’s geographic information is as follows:

	Switzerland	United States	EU-28	Japan	Other	Total
December 31, 2016
Product revenue from external customers	26,116	1,306,024	620,298	258,263	201,497	2,412,198
Contract revenue from external customers	5,576	—	24	—	140	5,740
Property, plant and equipment	307,256	30,447	1,743	8,689	2,080	350,215

Note 24.
Related party transactions
During 2016, a Board member held a Board seat with Charles River Laboratories International, Inc. ("Charles River Laboratories"), a company providing research and clinical support services. In the ordinary course of business the Group entered into transactions with Charles River Laboratories amounting to CHF 5 million in 2016. As of December 31, 2016, outstanding receivables from or payables to related parties were not material to the Group. In addition, the Group leases certain assets from related parties. The total lease payments were not material to the Group for the year ended December 31, 2016.
The detailed disclosures regarding executive shareholdings that are required by Swiss Company Law are included in the Holding Company Financial Statements.

Note 25.
Subsequent events
On January 26, 2017, the Group and Johnson & Johnson (NYSE: JNJ) announced that they have entered into a definitive transaction agreement under which Johnson & Johnson will launch an all-cash tender offer to acquire all of the outstanding shares of Actelion for USD 280 per share. As part of the transaction, immediately prior to the completion of the acquisition, the Group will spin out its drug discovery operations and early-stage clinical development assets into a newly created Swiss biopharmaceutical company (“Idorsia”). The shares of Idorsia will be listed on the SIX and will be distributed to Actelion’s shareholders as a stock dividend upon closing of the tender. The offer price will be reduced by the gross amount of any dilutive effects including dividend payments, other than the dividend in kind for the spin out of Idorsia.
Johnson & Johnson will initially hold 9.9% of the shares of Idorsia and have rights to an additional 22.1% of Idorsia’s equity through convertible loans. These conversion rights might be exercised no more than six times in aggregate and only in compliance with the commitments which Johnson & Johnson made to the European Commission. Johnson & Johnson will also receive an option on ACT-132577, a product within Idorsia being developed for resistant hypertension currently in phase II clinical development. On June 9, 2017, Johnson & Johnson received from the European Commission the last outstanding regulatory approval required to complete the transaction. As of June 14, 2017, the date these consolidated financial statements were available to be issued, all conditions to complete the transaction were fulfilled. Consequently, CHF 80 million of legal and advisory fees which were contingent upon achievement of these transaction conditions, have been recorded in the consolidated financial statements for the year ended December 31, 2016.
The tables below depict the main changes in the consolidated income statement, the consolidated balance sheet and the respective impact on EPS for the twelve months ended December 31, 2016, between the published version as of February 8, 2017, and this adjusted version.

	Twelve months ended December 31,
	2016	Adjustment for subsequent events	2016
(in CHF thousands, except per share amounts)	(as published)		(as adjusted)

Income Statement
Selling, general and administration	(760,158)	(79,955)	(840,113)
Total operating (expenses)	(1,629,226)	(79,955)	(1,709,181)
Operating income	788,712	(79,955)	708,757
Income tax (expense) benefit	(97,599)	6,236	(91,363)
Net income (loss)	694,835	(73,719)	621,116
Net income (loss) attributable to Actelion's shareholders	696,386	(73,719)	622,667

Impact on earnings per share
Basic net income (loss) per share	6.66	(0.71)	5.95
Diluted net income (loss) per share	6.46	(0.68)	5.78

	December 31, 2016	Adjustment for subsequent events	December 31, 2016
(in CHF thousands, except per share amounts)	(as published)		(as adjusted)

Balance Sheet
Other current assets	115,763	(78,291)	37,472
Prepaid expenses[1]	—	84,527	84,527
Total current assets	1,192,831	6,236	1,199,067
Total assets	2,106,477	6,236	2,112,713
Accrued expenses	445,730	79,955	525,685
Total current liabilities	568,950	79,955	648,905
Total liabilities	785,319	79,955	865,274
Retained earnings	2,187,889	(73,719)	2,114,170
Total Actelion's shareholders equity	1,325,497	(73,719)	1,251,778
Total equity	1,321,158	(73,719)	1,247,439
Total liabilities and equity	2,106,477	6,236	2,112,713

1 Prepaid expenses were disclosed within other current assets in the consolidated balance sheet as of December 31, 2016 and published on February 8, 2017.
The changes stated in the tables above led to corresponding adjustments in the consolidated statements of other comprehensive income, of cash flow, of equity and in the respective footnotes.

Report of the Independent Auditor

The Board of Directors and Shareholders of Actelion Ltd

We have audited the consolidated balance sheet of Actelion Ltd as of December 31, 2016, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the year ended December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Actelion Ltd at December 31, 2016, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young AG
Basle, Switzerland
June 15, 2017